Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of March 22, 2024

among

CLEAR CHANNEL INTERNATIONAL B.V.

as the Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

J.P. MORGAN SE

as Lead Arranger and Bookrunner

-i-

-ii-

-iii-

SCHEDULES

1.01A	—	Guarantors
1.01C	—	Unrestricted Subsidiaries
2.01	—	Commitments
5.06	—	Litigation
5.08	—	Environmental Compliance
5.11	—	Subsidiaries and Other Equity Investments
6.12	—	Post-Closing Covenants
10.02	—	Administrative Agent’s Office, Principal Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Assignment and Assumption
B	—	Committed Loan Notice
C	—	Compliance Certificate
D	—	[Reserved]
E	—	Guaranty
F-1	—	Tranche 1 Term Note
F-2	—	Tranche 2 Term Note
G	—	[Reserved]
H	—	Discounted Prepayment Option Notice
I	—	Lender Participation Notice
J	—	Discounted Voluntary Prepayment Notice
K	—	United States Tax Compliance Certificates
L	—	[Reserved]
M	—	Agreed Security Principles

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of March 22, 2024, among CLEAR CHANNEL INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 34118139 (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1. The Borrower intends to redeem all of the Borrower’s 6.625% senior secured notes due 2025 issued by the Borrower on August 4, 2020 outstanding under that certain indenture dated as of August 4, 2020 (the “Notes Issue Date”), by and among the Borrower, the other guarantors party thereto and U.S. Bank National Association, as trustee (the “Refinancing”).

3. The proceeds of the Term Loans will be used, together with cash on hand of the Borrower and its Restricted Subsidiaries and subject to the terms and conditions set forth herein, to consummate the Refinancing and to pay Transaction Expenses.

4. The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptable Intercreditor Agreement” means the Intercreditor Agreement and any other Additional Intercreditor Agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which shall be deemed reasonably acceptable to the Administrative Agent and the Lenders if (a) substantially in the form of the Intercreditor Agreement or (b) it (or any material changes to any such agreement specified in clause (a) or previously entered into pursuant to clause (b)) is posted to the Platform and (i) is accepted by the Required Lenders and/or (ii) not otherwise objected to by the Required Lenders within five (5) Business Days of being posted.

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required First Lien Secured Parties” means, as to any matter at any time, a direction in writing delivered to the Collateral Agent by or with the written consent of the holders of (or the First Lien Representatives representing the holders of) First Lien Debt representing the Required First Lien Debtholders. Solely for purposes of this definition and not for purposes of any provision of the Intercreditor Agreement, any Series of First Lien Debt entirely registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower will be deemed not to be outstanding, and neither the Borrower nor any Affiliate of the Borrower will be entitled to vote such First Lien Debt. Additionally, solely for purposes of this definition, (a) with respect to any Series of First Lien Debt for which less than 100% of such Series of First Lien Debt is registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower such portion owned by the Borrower or any such Affiliate will be deemed not to be outstanding and neither the Borrower nor any Affiliate of the Borrower will be entitled to vote such First Lien Debt and (b) subject to the immediately preceding clause (a), votes will be determined in accordance with the applicable provisions of the Intercreditor Agreement.

“Additional Amounts” has the meaning specified in Section 3.01(g).

“Additional Guarantor” has the meaning specified in Section 6.10(a).

“Additional Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement the terms of which are consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto.

“Additional Lender” has the meaning specified in Section 2.14(e).

“Administrative Agent” means, subject to Section 9.13, JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliate Transaction” has the meaning specified in Section 7.07(a).

“Affiliated Lender” means the Borrower (or any parent entity thereof) and its Subsidiaries.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the partners, officers, directors, employees, agents, trustees, administrators, managers, advisors, other representatives and attorneys-in-fact and successors and permitted assigns of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Agreed Security Principles” means the agreed security principles appended as Exhibit M to this Agreement, as such principles may be supplemented from time to time with the consent of the Borrower (in its sole discretion) to add one or more Additional Guarantors in any Excluded Jurisdiction in accordance with Section 6.10.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 1.08(b).

“Anti-Corruption Laws” has the meaning specified in Section 5.20.

“Applicable Asset Sale Proceeds” has the meaning specified in Section 2.05(b)(ii).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Term Benchmark Loans, Fixed Rate Loans or Base Rate Loans, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means a percentage per annum equal to: (a) for Fixed Rate Loans 7.50%, (b) for SOFR Loans, 2.25% and (c) for Base Rate Loans 1.25%. Notwithstanding the foregoing, the Applicable Rate in respect of any Incremental Term Loans or Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment, property or other assets in the ordinary course of business, any disposition of inventory or goods (or other assets) in the ordinary course of business or the disposition of property or equipment no longer used or useful in the business of the Borrower and its Restricted Subsidiaries;

(b) (i) the disposition of assets or properties that constitute all or substantially all of the assets or properties of the Borrower and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to the provisions described under Section 7.04 hereof or pursuant to this definition, or (ii) any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.06 hereof or the making of any Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of (i) $10,000,000 and (ii) 10.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g) the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets, involuntary loss or damage to or destruction of any property or assets and the disposition of property or assets received upon foreclosure by the Borrower or a Restricted Subsidiary or the granting of Liens not prohibited by this Agreement;

(j) any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties as set forth in binding joint venture or similar agreements;

(k) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(l) sales of accounts receivable in connection with the collection or compromise thereof or in connection with a Qualified Receivables Financing;

(m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(n) voluntary terminations of Swap Contracts;

(o) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(p) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(q) the unwinding of any Swap Contract;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(s) any disposition in connection with the Transactions; and

(t) the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Closing Date, which assets are not useful in the core or principal business of the Borrower and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Borrower to consummate any acquisition.

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit A and (b) in the case of any assignment of Term Loans in connection with a Permitted Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by Clearpar® or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Agent” has the meaning specified in Section 10.14(d).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.09(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(1) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(2) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation; and

(3) in relation to the United Kingdom, the UK Bail-In Legislation.

“Bank Levy” means any Tax payable by any Lender or any of their respective Affiliates on the basis of or in relation to some or all of its assets, its balance sheet or capital base or equity or any part of it or its liabilities or minimum regulatory capital or any combination thereof, including the Dutch bank levy (bankenbelasting) as set out in the Dutch Bank Levy Act (Wet bankenbelasting) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011, in each case as amended from time to time.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.09 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.09(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Belgian Security Agreements” means each Collateral Document governed (or expressed to be governed) by the laws of Belgium.

“Benchmark” means, initially, with respect to any Term Benchmark Loan or Term Benchmark Borrowing, the Term SOFR Rate; provided that if a Benchmark Transition Event or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event or Other Benchmark Rate Election, the first alternative set forth in the order below that can be determined by the Administrative Agent and the Borrower for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Other Benchmark Rate Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. Local Time on the fifth (5th) Business Day after the date notice of such Other Benchmark Rate Election is provided to the Lenders, written notice of objection to such Other Benchmark Rate Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof)

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means the Board of Directors of the Borrower or any duly authorized committee thereof, unless otherwise specified herein.

“Bona Fide Lending Affiliate” means, with respect to any Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person separately identified to the Lead Arranger in writing on or prior to March 22, 2024) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to the Borrower or any entity that forms a part of its businesses (including any of its Subsidiaries or parent entities).

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) with respect to Term Benchmark Loans or Fixed Rate Loans, $1,000,000 and (b) with respect to Base Rate Loans, $100,000.

“Borrowing Multiple” means $100,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the state where the Administrative Agent’s office is located are authorized or required by law to remain closed, or are in fact closed with respect to obligations denominated in Dollars is located and, if such day relates to any interest rate settings as to a Term Benchmark Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Term Benchmark Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan, means any such day that is also a U.S. Government Securities Business Day.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that for the purposes of this definition and any related calculations, all obligations of the Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capitalized lease) regardless of any change in GAAP following December 15, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 15, 2018) that would otherwise require such obligation not to be characterized as a capitalized lease.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) Dollars;

(2)(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Borrower or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 95.0% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, netting services, cash pooling arrangements, credit or debit card, purchasing card, electronic funds transfer, foreign exchange facilities and other cash management arrangements.

“Cash Management Bank” means any Person that, is a Lender, Lead Arranger, an Agent or an Affiliate of a Lender, Lead Arranger, or an Agent (x) on the Closing Date, with respect to Cash Management Agreements existing on the Closing Date or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement (regardless of whether such Person subsequently ceases to be a Lender, Lead Arranger or Agent or an Affiliate of the foregoing).

“Cash Management Obligations” means the obligations owed by the Borrower or any of its Restricted Subsidiaries to any Cash Management Bank under any Cash Management Agreement entered into by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank; provided that in no event shall any Cash Management Agreement constitute a Cash Management Obligation hereunder to the extent that obligations of any Loan Party or any Restricted Subsidiary under such Cash Management Agreement constitute ABL Obligations.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to the extent constituting Prepayment Assets, to replace or repair such equipment, fixed assets or real property.

“CCOH” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation, together with its successors.

“CCWH” means Clear Channel Worldwide Holdings, Inc., a Nevada corporation, together with its successors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1)(a) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of CCOH and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets (other than any asset sale or disposition permitted under this Agreement (including any Asset Sale)) of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies, including CCOH; provided that (x) so long as the Borrower is a Subsidiary of any direct or indirect parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Borrower unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company (other than a parent company that is a Subsidiary of another parent company) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

For the avoidance of doubt, a “Change of Control” shall not result from (i) the occurrence of any asset sale or disposition permitted under this Agreement (including any Asset Sale) or (ii) the right to acquire voting Equity Interests (so long as such Person does not have the right to direct the voting of the voting Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of voting Equity Interests will not cause a party to be a beneficial owner.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Tranche 1 Term Loan Commitments, Tranche 2 Term Loan Commitments, commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Tranche 1 Term Loans, Tranche 2 Term Loans, Extended Term Loans that are designated as an additional Class of Term Loans or Incremental Term Loans that are designated as an additional Class of Term Loans.

“Closing Date” means the date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the assets and property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Collateral Document and provided that, with respect to the assets and property of, or over the share capital of, any Foreign Subsidiary, it shall be limited to the Foreign Collateral only and is limited by and subject in all respects to the Agreed Security Principles (including the Overriding Principle (as defined in the Agreed Security Principles)).

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral Documents” means the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Agreement or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Agreement.

“Collateral Subsidiary” means at any date of determination, any Subsidiary of the Borrower that is a Restricted Subsidiary and a Guarantor, and either (x) whose EBITDA (calculated on an unconsolidated basis) for the most recently ended four fiscal quarters ending immediately prior to such date of determination for which financial statements of the Borrower have been furnished pursuant to Section 6.01(a) or Section 6.02(b) exceeds 5.0% of EBITDA of the Borrower and the Restricted Subsidiaries (for the avoidance of doubt on a consolidated basis) for such period (to the extent consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such period is positive) or (y) whose revenues (calculated on an unconsolidated basis) for the most recently ended four fiscal quarters ending immediately prior to such date of determination for which financial statements of the Borrower have been furnished pursuant to either Section 6.01(a) or Section 6.02(b) exceeds 5.0% of the aggregate revenues of the Borrower and the Restricted Subsidiaries (for the avoidance of doubt on a consolidated basis) for such period.

“Commitment” means a Tranche 1 Term Loan Commitment, a Tranche 2 Term Loan Commitment, a commitment in respect of any Incremental Term Loans, or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) [reserved], (c) [reserved], (d) a conversion of Loans from one Type to the other, or (e) a continuation of Term Benchmark Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitor” means a competitor of, the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrower decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent and the Borrower determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries having a Lien on the Collateral on such date (excluding amounts outstanding under the Intercompany Loan Obligations), other than Liens that are expressly subordinated or junior to the Liens on the Collateral securing the Obligations, to (b) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Consolidated Indebtedness” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit, banker’s acceptances and/or bank guarantees); provided that “Consolidated Indebtedness” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) excluding any obligation, liability or indebtedness of any such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided, further, that Consolidated Indebtedness shall not include (x) letters of credit, bankers’ acceptances and bank guarantees, except to the extent of unreimbursed amounts thereunder, (y) obligations under Swap Contracts entered into and (z) Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an escrow and are not otherwise made available to the relevant Person (it being understood that in any event, any such proceeds subject to such escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof).

“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the amount payable as cash interest expense (including that attributable to capital leases), net of cash interest income of such Person and its Restricted Subsidiaries, with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including financing and net cash costs (less net cash payments) under any Swap Contracts, all commissions, discounts and other cash fees and charges owed with respect to letter of credit and bankers’ acceptance and the cash interest expense of Indebtedness for which the proceeds are held in escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in escrow), but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC 815, Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (k) expensing of bridge, arrangement, structuring, commitment, amendment or other financing fees and (l) Subordinated Shareholder Funding.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Unless otherwise specified, all references in this Agreement to “Consolidated Interest Expense” shall refer to the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries on such date (excluding amounts outstanding under the Intercompany Loan Obligations), to (b) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, Consolidated Net Income shall not include:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is an Unrestricted Subsidiary, that (as reasonably determined by the Borrower) could have been distributed by such Person during such period to the Borrower or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;

(2) solely for the purpose of determining the amount of Consolidated Net Income available for Restricted Payments under Section 7.06(a), any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to this Agreement, the Intercreditor Agreement or any Acceptable Intercreditor Agreement), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (2));

(3) any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4) any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the Board of Directors of the Borrower);

(5) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(6) the cumulative effect of a change in accounting principles;

(7) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(9) any unrealized gains or losses in respect of any obligations under any Swap Contract or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contract;

(10) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(12) any recapitalization accounting or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13) any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(14) any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contract or other derivative instruments;

(15) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(16) any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(17) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(18) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(19) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

(20) the amount of board fees to any director of the Borrower or any parent entity or any Restricted Subsidiary;

(21) the impact of capitalized, accrued or accreting or pay in kind interest or principal, including in respect of Subordinated Shareholder Funding;

(22) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization or the incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering or incurrence of any Credit Facilities or the offering or incurrence of any debt securities and any securitization related fees and expenses and (B) any amendment or other modification of this Agreement or any Credit Facilities or other debt securities;

(23)(A) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (B) fees, costs and expenses associated with acquisition related litigation and settlements thereof;

(24)(x) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are non-cash costs or expenses and/or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Borrower and (y) the amount of expenses relating to payments made to option holders of the Borrower in connection with, or as a result of, any distribution being made to equityholders in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Agreement;

(25) earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(26) costs related to the implementation of operational and reporting systems and technology initiatives; and

(27) any costs or expenses associated with the Transactions.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall, without duplication, (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)) and (2) not include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or other contractual reimbursement obligations of a third party, (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, (iii) the cumulative effect of a change in accounting principles during such period, (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (v) any non-cash charges resulting from mark to market accounting relating to Equity Interests, (vi) any unrealized net gain or loss resulting from currency translation or unrealized transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any unrealized foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness and any unrealized net gains and losses resulting from obligations in respect of any Swap Contracts in accordance with GAAP or any other derivative instrument pursuant the application of ASC Topic 815, Derivatives and Hedging and (vii) any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations, and, provided, further that solely for purposes of calculating the amount of Consolidated Net Income available for Restricted Payments under Section 4.07(a), the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income. Unless otherwise specified, all references in this Agreement to “Consolidated Net Income” shall refer to the Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien on the Collateral on such date (excluding amounts outstanding under the Intercompany Loan Obligations), to (b) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of a Loan Party under or in connection with this Agreement and the other Loan Documents, but excluding its Parallel Liability.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.25.

“Credit Extension” means a Borrowing.

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt or credit facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.03 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (other than any event or condition that, with the giving of any notice, the passage of time, or both, would become an Event of Default solely as a result of Section 8.01(e)).

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term Benchmark Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Term Benchmark Loans may not be converted to, or continued as, Term Benchmark Loans pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent entity that has, in any such case (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity and/or (iii) become the subject of a Bail-In Action; provided that, in the case of clause (d), a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent entity thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delaware Divided LLC” means a Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-cash Consideration” means (1) the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less (2) the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, a Restricted Subsidiary or any direct or indirect parent corporation of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Borrower, on the issuance date thereof.

“Disclosure Limitations” has the meaning set forth in Section 6.02.

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including (a) any Asset Sale, (b) any Sale and Lease-Back Transaction and any sale of Equity Interests and (c) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lenders” means (i) such Persons (or related funds of such Persons) that have been specified by name in writing to the Administrative Agent prior to the Closing Date, (ii) Competitors that have been specified by name in writing to the Administrative Agent from time to time and (iii) in the case of clauses (i) and (ii), any of their Affiliates (other than, in the case of clause (ii), Affiliates that are Bona Fide Lending Affiliates) that are (A) specified by name in writing to the Administrative Agent from time to time or (B) reasonably identifiable on the basis of such Affiliate’s name; it being understood, that any subsequent designation of a Disqualified Lender shall not apply retroactively to disqualify any person that has been assigned any Loans or any participation therein in accordance with the terms of this Agreement or that have entered into a trade to acquire an assignment or participation interest in the Commitments or Loans prior to being added to the list of Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (ii) or (iii)(A) above shall be sent by the Borrower to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com and such supplement shall take effect three (3) Business Days after such notice is received by the Administrative Agent.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the Latest Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members) of the Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in any other currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of Dollars with such other currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day Local Time immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such other currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Dutch Loan Party” means a Loan Party organized under the laws of the Netherlands or otherwise resident for Tax purposes of the Netherlands or that has a permanent establishment for Tax purposes in the Netherlands.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes, property taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)(w) consolidated interest expense of such Person for such period, (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense and Receivables Fees of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(v) without duplication of any amounts added back pursuant to subclause (xiii) below, the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(vi) the amount of pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives, entry into new contracts and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Borrower) within 24 months after the date of consummation of such acquisition, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives (including any entry into new contracts); plus

(vii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (2) below for any previous period and not added back; plus

(viii) any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(ix) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets of the Borrower and its Restricted Subsidiaries; plus

(x) net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xi) the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations; plus

(xii) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in actuarial assumptions, valuation or studies; plus

(xiii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xiv) the amount of loss or discount on sale of Receivables Assets or related assets sold to a Receivables Subsidiary in connection with a Qualified Receivables Financing;

(2) decreased by (without duplication):

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus

(iii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv) any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(v) any gains on disposal of abandoned, closed or discontinued operations;

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(4) increased or decreased (to the extent not already included in determining EBITDA) by any Pro Forma Adjustment.

There shall be included in determining EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an officer of the Borrower and delivered to the Administrative Agent. For purposes of determining EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustment to EBITDA, and any adjustments to EBITDA shall be without duplication of any adjustments to Consolidated Net Income. Unless otherwise specified, all references in this Agreement to “EBITDA” shall refer to the EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b) and/or Section 10.07(l) (subject to such consents, if any, as may be required under Section 10.07). For the avoidance of doubt, (x) any Disqualified Lender is subject to Section 10.07(l) and (y) any Affiliated Lender may be an Eligible Assignee, including as a result of non-pro rata open market purchases, subject to compliance with the provisions of Section 10.07.

“Environment” means air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the Environment, the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment, including, in each case, any such liability which any Loan Party has retained or assumed either contractually or by operation of Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Pension Plan maintained or contributed to by any Loan Party which would reasonably be expected to result in liability to any Loan Party; (j) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; or (k) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Borrower from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) or Subordinated Shareholder Funding of the Borrower,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Jurisdiction” shall have the meaning given to that term in the Agreed Security Principles.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower that is not an operating Subsidiary, (b) any Subsidiary of the Borrower for which a Guarantee is (i) legally prohibited (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (c) below, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a governmental authority (unless such consent, approval, license or authorization has been received) or (ii) contractually prohibited on the Closing Date (so long as such prohibition is not created in contemplation of the Transactions) or, following the Closing Date, the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, (c) any Subsidiary of the Borrower where the burden or cost of obtaining a Guarantee outweighs the benefit to the Lenders, as determined in good faith by the Borrower, (d) any Immaterial Subsidiary; provided that no Subsidiary of the Borrower may be an Excluded Subsidiary pursuant to the foregoing clause (c) to the extent such Subsidiary guarantees other Indebtedness of the Borrower and (e) any other Foreign Subsidiary of the Borrower that is not required to provide a Guaranty or Collateral as a result of the application of the Agreed Security Principles and/or any applicable Guarantee Limitations.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document (each, a “Recipient”), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes or otherwise imposed by any jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office in or maintaining an Applicable Lending Office in such jurisdiction (or any political subdivision thereof), (b) any U.S. Federal withholding Tax that is imposed on amounts payable to a Recipient pursuant to a law in effect at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.06) or changes its Applicable Lending Office; provided that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Recipient would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment of additional amounts that the Recipient’s assignor (if any) was entitled to receive immediately prior to the assignment to such Recipient, or that such Recipient was entitled to receive immediately prior to its change in Applicable Lending Office, as applicable, (c) any Tax resulting from a failure of such Recipient to comply with Section 3.01(f) or Section 3.01(g), as applicable, (d) any withholding Tax imposed pursuant to FATCA, and (e) Taxes suffered or incurred with respect to any Bank Levy (or any payment directly attributable to, or liability arising directly as a consequence of, a Bank Levy), and (f) Taxes imposed, withheld, deducted or assessed under the laws of the Netherlands, if and to the extent (i) in connection with or pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) or (ii) as a result of a Recipient having a substantial interest (aanmerkelijk belang) in any Dutch Loan Party as laid down in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), each together with the related ordinances, regulations, guidelines, published interpretation, application or any published practice or concession of any relevant tax authority, as in effect on the date of this Agreement or, if later, on the date on which the relevant Recipient acquires an interest in the Loan or Commitment or this Agreement.

“Extended Term Loans” has the meaning specified in Section 2.15(a)(ii).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreements (and any related laws, regulations or official administrative guidance), treaty or convention implementing the foregoing.

“FCPA” has the meaning specified in Section 5.20.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“First Lien” means a Lien granted, or purported to be granted, by a Collateral Document to the Collateral Agent, at any time, upon any property of any Guarantor to secure First Lien Obligations.

“First Lien Debt” means:

(1) the Loans incurred hereunder on the Closing Date; and

(2) any other Funded Debt, that is secured by a First Lien and that was permitted to be incurred and permitted to be so secured under this Agreement and each other applicable First Lien Document;

provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

(a) on or before the date on which such Funded Debt is incurred by the Borrower or by a Subsidiary, such Funded Debt is designated by the Borrower, in a New Debt Financing Designation Certificate (as defined in the Intercreditor Agreement) delivered to each First Lien Representative and the Collateral Agent, as “First Lien Debt” for the purposes of this Agreement and the Intercreditor Agreement;

(b) unless such Funded Debt is issued under an existing First Lien Document for any Series of First Lien Debt whose First Lien Representative is already party to the Intercreditor Agreement, the First Lien Representative for such Funded Debt executes and delivers a joinder in the form required under the Intercreditor Agreement; and

(c) all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Collateral Agent’s Liens to secure such Funded Debt in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Borrower delivers to the Collateral Agent a New Debt Financing Designation Certificate stating that such requirements and other provisions have been satisfied and that such Funded Debt constitutes Senior Secured Creditor Liabilities (as defined in the Intercreditor Agreement)).

For the avoidance of doubt, Swap Obligations do not constitute First Lien Debt but may constitute First Lien Obligations.

“First Lien Documents” means, collectively, the Loan Documents and any other indenture, credit agreement or other agreement pursuant to which any First Lien Debt is incurred and the Collateral Documents.

“First Lien Intercreditor Agreement” means the Intercreditor Agreement.

“First Lien Obligations” means First Lien Debt and all other “obligations” in respect thereof including, without limitation, interest and premium (if any) (including Post-Petition Interest whether or not allowable), together with all Swap Obligations and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Administrative Agent and the Collateral Agent in their capacities as such, whether pursuant to the Intercreditor Agreement, this Agreement or one or more of the First Lien Obligations. For purposes of this definition, “obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“First Lien Representative” means:

(1) in the case of the Obligations, the Administrative Agent and/or the Collateral Agent, as applicable; and

(2) in the case of any other Series of First Lien Debt, the trustee, agent or representative of the holders of such Series of First Lien Debt who maintains the transfer register for such Series of First Lien Debt and (A) is appointed as a representative for such First Lien Debt (for purposes related to the administration of the Collateral Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of First Lien Debt and (B) has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement, together with its successors and assigns in such capacity.

“Fixed Amounts” has the meaning specified in Section 1.13(d)(i).

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (a) EBITDA of the Borrower and its Restricted Subsidiaries to (b) the Fixed Charges of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Borrower or a Restricted Subsidiary during such period; plus

(c) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or a Restricted Subsidiary during such period.

“Fixed Rate Loan” means a Loan that bears interest at a rate equal to clause (a) of the “Applicable Rate” definition.

“Floor” means a rate of interest equal to 5.25%.

“Foreign Collateral” means any Collateral granted by, or over the share capital of, a Foreign Loan Party (in each case, subject to and in accordance with the Agreed Security Principles).

“Foreign Loan Party” means a Loan Party which is not organized under the laws of the United States, any state thereof, or the District of Columbia.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“French Intercompany Loan Obligations” means the obligations of subsidiaries of the Borrower under (i) the Cash Pooling and Delegation of Payment, dated as of July 9, 2018, as amended or supplemented from time to time, by and among CCWH, Clear Channel International Limited and Clear Channel France SAS, including the first demand guarantee, dated as of July 9, 2018, by and between Clear Channel International Limited and Clear Channel France SAS, and (ii) the Revolving Credit Facility Agreement, dated as of January 1, 2012, as amended or supplemented from time to time, by and between CCWH and Clear Channel European Holdings SAS.

“French Intercompany Receivable” means the receivables owed to subsidiaries of the Borrower under the Cash Pooling and Delegation of Payment, dated as of July 9, 2018, as amended or supplemented from time to time, by and among CCWH, Clear Channel International Limited and Clear Channel France SAS.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money or advances; or

(2) evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), whether or not then available or drawn.

For the avoidance of doubt, “Funded Debt” shall not include Swap Obligations.

“GAAP” means generally accepted accounting principles in the United States, or, as applicable, in the relevant Loan Party’s jurisdiction of incorporation or establishment, which are in effect from time to time; provided that the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations; provided, further, that (i) if the Borrower notifies the Administrative Agent that the Borrower elects to amend any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof. At any time after adoption of IFRS by the Borrower for financial reporting purposes, the Borrower may elect to apply IFRS for all purposes of this Agreement, in lieu of GAAP, and, upon any such election (the date of such election, the “IFRS Election Date”), references herein to GAAP shall be construed to mean IFRS as in effect on the IFRS Election Date; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any election to the Administrative Agent and the Lenders with 15 days of such election. Solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Grantor” has the meaning specified in Section 11.01(a).

“Group” means the Parent, Borrower and each of its Restricted Subsidiaries from time to time.

“Guarantee Limitations” has the meaning specified in the Guaranty, as may be supplemented or modified from time to time in accordance with the terms thereof.

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” means the guarantee by any Guarantor of the Borrower’s Obligations under the Guaranty and the other Loan Documents.

“Guarantor” means each Person that Guarantees the Loan Obligations in accordance with the terms of this Agreement.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious characteristics, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, Lead Arranger or Agent or an Affiliate of the foregoing (x) at the time it enters into (including by way of novation) a Swap Contract (regardless of whether such Person subsequently ceases to be a Lender, Lead Arranger or Agent or an Affiliate of the foregoing) or (y) as of the Closing Date (regardless of whether such Person subsequently ceases to be a Lender, Lead Arranger or Agent or an Affiliate of the foregoing) and that is a party to a Swap Contract in existence on the Closing Date a Loan Party or any Restricted Subsidiary, in its capacity as a counterparty to such Swap Contract.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that is a Restricted Subsidiary and not a Guarantor, and not an Excluded Subsidiary pursuant to clauses (a), (b) or (c) of the definition of “Excluded Subsidiary,” (1) either (a) whose total assets, together with the total assets of all such Restricted Subsidiaries that are not Guarantors, at the last day of the end of the most recently ended fiscal quarter of the Borrower for which financial statements are publicly available did not exceed 3.5% of Total Assets at such date or (b) whose gross revenues, together with the gross revenues of all such other Restricted Subsidiaries that are not Guarantors, for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements are publicly available did not exceed 3.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (2) that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary”; provided, that if the Total Assets of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the Total Assets of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) An amount not to exceed $450,000,000 minus the aggregate outstanding amount of Indebtedness incurred under Section 7.03(a); provided that, either (i) the Consolidated Leverage Ratio at the time such Incremental Term Loan is incurred would have been no greater than 4.5 to 1.0 or (ii) the Fixed Charge Coverage Ratio on a consolidated basis would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if the Incremental Term Loans had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available, plus

(b) at the option of the Borrower, the lesser of (x) the amount of Indebtedness permitted to be incurred under Section 7.03(b)(xii) and (y) the amount of Liens permitted to be incurred pursuant to clause (20) of the definition of “Permitted Liens”, in each case at the time such Incremental Term Loans are; provided that any Indebtedness incurred pursuant to this clause (b) shall reduce availability to incur Indebtedness under Section 7.03(b)(xii) of this Agreement and clause (20) of the definition of “Permitted Liens” hereof.

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incurrence Based Amounts” has the meaning specified in Section 1.13(d)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Obligation (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable, (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person or (B) amounts to be applied to the payment therefor are in escrow and (iv) liabilities associated with customer prepayments and deposits);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person in respect of Disqualified Stock; and

(g) all Guarantee Obligations of such Person in respect of any of the foregoing.

provided that (i) no obligations under or in respect of (A) Qualified Receivables Financings or (B) Subordinated Shareholder Funding shall constitute “Indebtedness”, (ii) in no event shall any obligations under any Swap Contract be deemed “Indebtedness” for any calculation of the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio under this Agreement, (iii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iv) the Indebtedness of any person shall, except for purposes of calculating the Fixed Charge Coverage Ratio to the extent the interest expense in respect thereof is not covered by proceeds held in escrow or in connection with any test date of any acquisition not conditioned on the availability of, or on obtaining, third party acquisition financing or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, or any test related to a subsequent transaction, exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an escrow and are not otherwise made available to such person.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Indebtedness, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice and (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, and (iii) Indebtedness of any parent entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise included in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Default” has the meaning specified in Section 8.01.

“Initial Lenders” means the Lead Arranger and their respective affiliates who are party to this Agreement as Lenders on the Closing Date.

“Initial Lien” has the meaning specified in Section 7.01.

“Intercompany Loan Obligations” means all obligations of the Borrower or its subsidiaries Clear Channel Holdings Limited, Clear Channel European Holdings SAS, Clear Channel France SAS and Clear Channel International Limited, owed to (i) CCWH and Clear Channel KNR Neth Antilles NV or (ii) other direct or indirect parent companies of the Borrower that are subsidiaries of CCOH (the “Intercompany Loan Obligation Counterparties”) pursuant to various revolving credit facility agreements or promissory notes, including any obligations resulting from the payment-in-kind of interest pursuant to such revolving credit facility agreements or promissory notes, all of which (other than the French Intercompany Loan Obligations) are subject to the terms of the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated on or around the Closing Date, by and among, inter alios, the Borrower, the Collateral Agent and the Administrative Agent, as amended, restated or otherwise modified or varied from time to time.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) with respect to any Fixed Rate Loan, April 1 and October 1 of each year and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.09(d) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(1) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower; and

(3) if the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Borrower or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and the Subsidiaries of the Borrower;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“IP Rights” has the meaning specified in Section 5.14.

“ISDA CDS Definitions” has the meaning specified in Section 10.01.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning specified in Section 1.08(b).

“Junior Lien Obligations” means Indebtedness with a Junior Lien Priority and all other “obligations” in respect thereof including, without limitation, interest and premium (if any) (including Post-Petition Interest whether or not allowable), together with all Swap Obligations and all guarantees of any of the foregoing. For purposes of this definition, “obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations pursuant to the Intercreditor Agreement or any Acceptable Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan hereunder at such time, including the latest maturity date of any Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arranger” means J.P. Morgan SE, in its capacity as Lead Arranger under this Agreement.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court (including any such remedy applicable to the implied covenant of good faith and fair dealing), the limitation of enforcement by laws related to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction, (b) the time barring of claims under the limitation acts or applicable statutes of limitation under any applicable laws of any relevant jurisdiction, the possibility that an undertaking to assume liability for or indemnifying a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction, (c) any other matters which are set out as qualifications or reservation (however described) as to matters of law of general application in the foreign legal opinions delivered in connection with the Loan Documents or (d) similar principles, rights and defenses under the laws of any relevant jurisdiction to the extent that they are relevant and mandatorily applicable.

“Lender” has the meaning specified in the introductory paragraph to this Agreement, and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes or laws) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan (including any Incremental Term Loans and any Extended Term Loans).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents and (v) any Acceptable Intercreditor Agreement that is entered into in connection with the commercial lending facility made available hereunder, in each case as amended.

“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such

Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed or allowable in such proceeding. Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Local Time” means local time in New York City.

“Losses” has the meaning specified in Section 10.05.

“Make-Whole Premium” means, with respect to any Repayment Event occurring prior to the twelve (12) anniversary of the Closing Date, the present value on the date of such Repayment Event (calculated as provided below and as determined by the Borrower and the applicable Lenders (with written notice to the Administrative Agent)) of the sum of (i) the remaining interest payments on such Term Loans on each Interest Payment Date through the twelve (12) month anniversary of the Closing Date (assuming that the interest payment rate for the period from the date of such Repayment Event through the twelve (12) month anniversary of the Closing Date will equal the interest payment rate with respect to such Class of Term Loan in effect on the date on which the applicable notice of such Repayment Event is given and, for the avoidance of doubt, including (without duplication), any interest that would accrue from the Interest Payment Date immediately prior to the twelve (12) month anniversary of the Closing Date through the twelve (12) month anniversary of the Closing Date), plus (ii) an amount equal to 2.00% of the aggregate outstanding principal amount of the Term Loans subject to such Repayment Event on such date, in each case, calculated by discounting such amount to the date of such prepayment using the applicable Treasury Rate as of such the date of such Repayment Event plus 50 basis points.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on the (a) ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which any of the Loan Parties is a party or (b) rights and remedies (taken as a whole) of the Agents (acting on behalf of the Lenders) under any Loan Document.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Tranche 1 Term Loans, the Tranche 1 Term Loan Maturity Date, (b) with respect to the Tranche 2 Term Loans, the Tranche 2 Term Loan Maturity Date or (c) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided, in each case, that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Tender Condition” has the meaning specified in Section 2.17(b).

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, any Net Proceeds; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed the greater of (x) $10,000,000 and (y) 10.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a));

(b) with respect to any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Casualty Event (including any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary (excluding any business interruption insurance proceeds)) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Borrower), (D) [reserved] and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Casualty Event, the amount of such reserve; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (b) unless such net cash proceeds shall exceed the greater of (x) $10,000,000 and (y) 10.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (b)); and

(c) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrower or such Restricted Subsidiary (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness (other than if the assets disposed of constitute Collateral) required (other than required by Section 2.05(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than the Borrower and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons). For the avoidance of doubt, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds or Net Proceeds unless such net cash proceeds shall exceed the greater of (x) $10,000,000 and (y) 10.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds or Net Proceeds, as applicable).

“Net Short Lender” has the meaning specified in Section 10.01.

“Non-Consenting Lender” has the meaning specified in Section 3.06(c).

“Non-Extending Lender” has the meaning specified in Section 3.06(c).

“Note” means a Tranche 1 Term Note or a Tranche 2 Term Note as the context may require.

“Notes Issue Date” has the meaning specified in the Recitals hereto.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all Loan Obligations; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 5.19.

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by a Responsible Officer or director of the Borrower, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or a director of the Borrower, that meets the requirements set forth in this Agreement.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Benchmark Rate Election” means the occurrence of:

(a) a notification by the Administrative Agent and the Borrower to each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a SOFR-based rate, an alternative benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the then-current Benchmark and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other property, intangible, recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax that is an Other Connection Tax resulting from an Assignment and Assumption or transfer or assignment (other than an assignment pursuant to a request by the Borrower under Section 3.06).

“Outstanding Amount” means, with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date;.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parallel Liability” means a Loan Party’s undertaking pursuant to Section 10.27.

“Parent” means CCO International Holdings B.V.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment” has the meaning assigned to it in Section 9.16(c).

“Payment Notice” has the meaning assigned to it in Section 9.16(c)(ii).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, recordings, enrolments, endorsements, notarizations, stampings and/or notifications of or under the Collateral Documents (and/or the Liens created thereunder).

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person by the Borrower or a Restricted Subsidiary, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that if the assets disposed of constitute Collateral, any assets received in respect thereof shall constitute Collateral.

“Permitted Collateral Liens” means Liens on the Collateral:

(1) that are described in one or more of clauses (1), (2), (3), (4), (5), (8), (9), (12), (14), (16), (19), (21), (22), (23), (24), (25), (26), (27), (28), (29), (30), (31) and (32) of the definition of “Permitted Liens” and, in each case, arising by law or that would not materially interfere with the ability of the Collateral Agent to enforce the security interests in the Collateral;

(2) to secure:

(a) the Obligations;

(b) Indebtedness, the incurrence of which would be permitted by Section 7.03(a); provided that:

(i) if such Liens secure First Lien Obligations, after giving effect to such incurrence on the date thereof, the Consolidated First Lien Leverage Ratio does not exceed 3.5 to 1.0; and

(ii) if such Liens secure Junior Lien Obligations, after giving effect to such incurrence on the date thereof, the Consolidated Secured Leverage Ratio does not exceed 4.5 to 1.0;

(c) Indebtedness described in clause (xvii) of Section 7.03(b) to the extent incurred by a Guarantor and to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens;

(d) Indebtedness described in clause (x) of Section 7.03(b);

(e) Indebtedness described in clause (v) of Sections 7.03(b) (other than with respect to Capitalized Lease Obligations) or clause (xii) of Section 7.03(b); and

(f) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a) through (e) and this clause (f);

provided that each of the secured parties to any such Indebtedness (acting directly or through its respective creditor representative) so secured pursuant to this clause (2) will have entered into the Intercreditor Agreement or an Acceptable Intercreditor Agreement (which, in the case of any Indebtedness secured pursuant to subclause (2)(b)(ii) of this definition (and any Refinancing Indebtedness secured pursuant to subclause (2)(f) of this definition in respect thereof) shall reflect the subordination of such Liens to the Liens securing the Obligations); provided, further, that subject to the Agreed Security Principles and other exceptions permitted under this Agreement and Intercreditor Agreement, all property and assets (including, without limitation, the Collateral) securing such Indebtedness (including any guarantees thereof) or Refinancing Indebtedness secure the Obligations on a senior or pari passu basis (including by application of payment order, turnover or equalization provisions substantially consistent with the corresponding provisions set forth in the Intercreditor Agreement or any Acceptable Intercreditor Agreement); and

(3) incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary with respect to obligations that in total do not exceed the greater of $25,000,000 and 25.0% of EBITDA at any one time outstanding and that do not to secure Indebtedness that is incurred in connection with the borrowing of money.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests.

“Permitted Exchange” has the meaning specified in Section 2.17(a).

“Permitted Exchange Offer” has the meaning specified in Section 2.17(a).

“Permitted Exchange Securities” has the meaning specified in Section 2.17(a).

“Permitted Holder” means any of the members of management of the Borrower (or any of its direct or indirect parent companies) who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such members of management, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Closing Date.

“Permitted Investments” means:

(1) any Investment in the Borrower or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.05 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Notes Issue Date or made pursuant to a binding commitment in effect on the Notes Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Notes Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Notes Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under this Agreement;

(6) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or notes receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment, accounts receivable or notes receivable; or

(b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Swap Obligations permitted under clause (x) of Section 7.03(b) hereof;

(8) any Investment the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any of its direct or indirect parent companies or Subordinated Shareholder Funding;

(9) Indebtedness (including any guarantee thereof) permitted under Section 7.03;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) hereof (except transactions described in clauses (ii), (v) and (ix) of Section 7.07(b) hereof);

(11) any Investment consisting of a purchase or other acquisition of inventory, supplies, material or equipment;

(12) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50,000,000 and (y) 50.0% of EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that is engaged in a Similar Business that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (3) above and shall not be included as having been made pursuant to this clause (12);

(13) Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business, including Investments in connection with any Qualified Receivables Financing;

(14) advances to, or guarantees of Indebtedness of, employees, directors, officers and consultants not in excess of the greater of $500,000 and 0.5% of EBITDA outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees consistent with industry practice or past practice, as well as for moving expenses and other similar expenses incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof;

(16) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(17) Investments by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to a “local marketing agreement” or similar arrangement relating to a station owned or licensed by such Person;

(18) any performance guarantee and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01 hereof;

(19) any Indebtedness, liability, payment or guarantee arising in connection with or as a result of (the establishment of) a Dutch law fiscal unity for corporate income tax and/or turnover tax purposes (fiscale eenheid) of which any Dutch Loan Party and/or any Restricted Subsidiary is a member;

(20) any Indebtedness pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(21) [reserved];

(22) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, that does not exceed the greater of (x) $75,000,000 and (y) 75.0% of EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (3) above and shall not be included as having been made pursuant to this clause (22);

(23) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $25,000,000 and 25.0% of EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Borrower or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (3) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be the Borrower or a Restricted Subsidiary; and

(24) Investments pursuant to the French Intercompany Receivable.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, appeal bonds or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Borrower or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Closing Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (v) of Section 7.03(b) hereof;

(7) Liens existing on the Notes Issue Date (excluding Liens securing the Obligations);

(8) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries;

(9) Liens existing on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(10) Liens securing obligations under Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or a Guarantor permitted to be incurred in accordance with Section 7.03;

(11) Liens securing Swap Obligations permitted to be incurred under this Agreement;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes or laws) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Guarantor;

(16) Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens in respect of any Qualified Receivables Financing;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9) or in clause (20) below; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (20) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in clause (20), the principal amount of any Indebtedness incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under clause (20), and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (20);

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Indebtedness or other obligations permitted to be incurred in accordance with Section 7.03 which do not exceed the greater of $35,000,000 and 35.0% of EBITDA in the aggregate at any one time outstanding minus the aggregate outstanding amount of Incremental Term Loans incurred in reliance on clause (b) of the “Incremental Cap” definition hereof;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens created pursuant to the general conditions of a bank operating in The Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect;

(28) Liens securing obligations owed by the Borrower or any Restricted Subsidiary to any lender under any Credit Facilities or any Affiliate of such a lender, in each case, in the ordinary course of business in respect of any overdraft and related liabilities arising from treasury, depository and cash management services provided by, or any automated clearing house transfers of funds with, lenders under such Credit Facilities or any Affiliate of such a lender (which shall include, for the avoidance of doubt, Cash Management Obligations);

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(33) Liens securing the Obligations.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Borrower or any Restricted Subsidiary (a “Reorganization”) that is made on a solvent basis; provided that:

(1) any payments or assets distributed in connection with such Reorganization remain within the Borrower and the Restricted Subsidiaries; and

(2) if any shares or other assets of an entity subject to reorganization form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” has the meaning specified in Section 10.07(l)(iii).

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Assets” has the meaning assigned to it in Section 7.05(b)(iv).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower.

“Projections” has the meaning specified in Section 5.13.

“Pro Forma Adjustment” means, for any four consecutive fiscal quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such EBITDA, as the case may be, that is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, in each case being given pro forma effect, which actions (i) have been taken or (ii) will be taken or implemented within the succeeding twenty four (24) months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such four consecutive fiscal quarter period, or such additional costs, as applicable, will be incurred during the entirety of such four consecutive fiscal quarter period; provided further that at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000.

“Proceeding” has the meaning specified in Section 10.05.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Qualified Equity Interests” means any Equity Interests of the Borrower that are not Disqualified Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions: (1) the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary or other Subsidiary, as the case may be, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary or other Subsidiary, as the case may be, are made at fair market value (as determined in good faith by the Board of Directors of the Borrower), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Board of Directors of the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Borrower or a Restricted Subsidiary (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Loans shall not be deemed a Qualified Receivables Financing.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating with respect to the Term Loan Facility publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary, or (b) any other Person (in the case of a transfer by the Borrower or any of its Subsidiaries), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Swap Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Borrower or a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of a the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Borrower or any Restricted Subsidiary, (iii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iv) subjects any property or asset of the Borrower or any other Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Financing) other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing” has the meaning specified in the recitals hereto.

“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiii)(B).

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(d).

“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching of Hazardous Materials into or through the Environment or into, from or through any building, structure or facility.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 3.01(g).

“Repayment Event” has the meaning specified in Section 2.09(b).

“Repayment Premium” has the meaning specified in Section 2.09(b).

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means a Committed Loan Notice.

“Required First Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1) the aggregate outstanding principal amount of First Lien Debt; and

(2) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Debt.

For purposes of this definition, (a) First Lien Debt registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower will be deemed not to be outstanding, and neither the Borrower nor any Affiliate of the Borrower will be entitled to vote any of the First Lien Debt and (b) votes will be determined in accordance with the applicable provisions of the Intercreditor Agreement.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Loan Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or other similar officer of a Loan Party and, as to any document delivered on a Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Group” means, collectively, the Borrower and its Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.06(a)(v).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary; it being agreed that, unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Borrower.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary S&P Global Inc.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions” has the meaning specified in Section 5.19.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Guarantors” has the meaning specified in Section 11.01(a).

“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between (a) any Loan Party or any Restricted Subsidiary (or any Person that merges into or becomes a Restricted Subsidiary) designated by the Borrower to the Administrative Agent, and (b) any Hedge Bank; provided that (a) a single notice of a specified Master Agreement shall be deemed to designate all swaps under such Master Agreement as a “Secured Hedge Agreement” and (b) any such designation of a Secured Hedge Agreement shall be irrevocable unless the relevant Hedge Bank consents in writing to such revocation; provided, further that in no event shall any Swap Contract constitute a Secured Hedge Agreement hereunder to the extent that obligations of any Loan Party or any Restricted Subsidiary under such Swap Contract constitute ABL Obligations.

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arranger, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement, dated as of August 23, 2019, by and among CCOH, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as Administrative Agent, and the facilities under the ABL Credit Agreement, dated as of August 23, 2019, by and among CCOH, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as Administrative Agent, including, in each case, any agreements, collateral documents, guarantees, instruments, mortgages and notes executed in connection therewith, and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements, or supplements thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, refinance, refund, renew, replace or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing, refunding or replacement facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Series of First Lien Debt” means, severally, the Loans and each other issue or series of First Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a First Lien Document shall be part of the same Series of First Lien Debt as all other First Lien Debt incurred pursuant to such First Lien Document.

“Significant Subsidiary” means a “significant subsidiary” under Rule 1-02 of Regulation S-X.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan that bears interest at a rate based on the Term SOFR Rate, other than pursuant to clause (ii)(d) of the definition of “Base Rate.”

“Sold Entity or Business” has the meaning specified in the definition of the term “EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (measured on a going concern basis) of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets (measured on a going concern basis) of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured in the ordinary course of business, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured in the ordinary course of business and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g).

“Specified Transaction” means any Investment, disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, or Incremental Term Loan that by the terms of this Agreement requires a test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any of its Subsidiaries which the Borrower has determined in good faith to be customary in a Qualified Receivables Financing, including (to the extent applicable) those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or the Guarantors which is by its terms subordinated in right of payment to the Obligations.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Borrower by any Parent, any Affiliate of any Parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Latest Maturity Date (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Borrower or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Latest Maturity Date is restricted by the Intercreditor Agreement, an Acceptable Intercreditor Agreement or another intercreditor agreement;

(2) does not require, prior to the first anniversary of the Latest Maturity Date, payment of cash interest, cash withholding amounts or other cash gross ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Latest Maturity Date is restricted by the Intercreditor Agreement or an Acceptable Intercreditor Agreement;

(3) contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Latest Maturity Date or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the first anniversary of the Latest Maturity Date is restricted by the Intercreditor Agreement or an Acceptable Intercreditor Agreement;

(4) does not provide for or require any security interest or encumbrance over any asset of the Borrower or any of its Subsidiaries; and

(5) pursuant to its terms or the terms of the Intercreditor Agreement, an Acceptable Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Obligations pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to the Lenders than those contained in the Intercreditor Agreement (or, in the case of payment blockage, this Agreement) as in effect on the Closing Date with respect to the “Subordinated Liabilities” (as defined therein, mutatis mutandis).

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Successor Company” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning specified in Section 10.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Swedish Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Sweden.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Lender” means the Tranche 1 Term Lenders and the Tranche 2 Term Lenders, individually and collectively as the context requires.

“Term Loan Commitments” means the Tranche 1 Term Loan Commitments, the Tranche 2 Term Loan Commitments, a commitment in respect of any Incremental Term Loans, or a combination thereof, individually and collectively as the context requires.

“Term Loan Facility” means the Tranche 1 Term Loan Facility and the Tranche 2 Term Loan Facility, individually and collectively as the context requires.

“Term Loans” means the Tranche 1 Term Loans, the Tranche 2 Term Loans, the Incremental Term Loans and the Extended Term Loans, individually and collectively as the context requires.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. For the avoidance of doubt, if the Term SOFR Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Reference Rate” means for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm Local Time on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” means $15,000,000.

“Total Assets” means total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries as may be expressly stated.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trade Date” has the meaning specified in Section 10.07(l).

“Tranche 1 Term Lender” means, at any time, any Lender that has a Tranche 1 Term Loan Commitment or a Tranche 1 Term Loan at such time.

“Tranche 1 Term Loan Commitment” means, as to each Tranche 1 Term Lender, its obligation to make a Tranche 1 Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche 1 Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Tranche 1 Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Tranche 1 Term Loan Commitments is $300,000,000.

“Tranche 1 Term Loan Facility” means the Tranche 1 Term Loan Commitments and the extension of credit made thereunder.

“Tranche 1 Term Loan Maturity Date” means April 1, 2027.

“Tranche 1 Term Loans” means a Loan made pursuant to Section 2.01(a).

“Tranche 1 Term Note” means a promissory note of the Borrower payable to any Tranche 1 Term Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Tranche 1 Term Lender resulting from any Tranche 1 Term Loans made by such Tranche 1 Term Lender.

“Tranche 2 Term Lender” means, at any time, any Lender that has a Tranche 2 Term Loan Commitment or a Tranche 2 Term Loan at such time.

“Tranche 2 Term Loan Commitment” means, as to each Tranche 2 Term Lender, its obligation to make a Tranche 2 Term Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche 2 Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Tranche 2 Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Tranche 2 Term Loan Commitments is $75,000,000.

“Tranche 2 Term Loan Facility” means the Tranche 2 Term Loan Commitments and the extension of credit made thereunder.

“Tranche 2 Term Loan Maturity Date” means April 1, 2027.

“Tranche 2 Term Loans” means a Loan made pursuant to Section 2.01(b).

“Tranche 2 Term Note” means a promissory note of the Borrower payable to any Tranche 2 Term Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Tranche 2 Term Lender resulting from any Tranche 2 Term Loans made by such Tranche 2 Term Lender.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means, collectively, (a) the funding of the Term Loans (b) the Refinancing, (c) the consummation of any other transactions in connection with the foregoing and (c) the payment of Transaction Expenses.

“Transformative Transaction” means any acquisition, disposition or investment by the Restricted Group that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Restricted Group with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Treasury Rate” means, as of any date of determination, the yield to maturity as of such date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date that is the first anniversary of the Closing Date.

“Type” means, with respect to a Loan, its character as a Fixed Rate Loan, a Base Rate Loan or a SOFR Loan.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Collateral Documents” means, in each case subject to the Agreed Security Principles, (i) a charge over the shares of any UK Loan Party and over the shares of any Loan Party directly owned by a UK Loan Party, (ii) a charge over material, structural long-term documented intra-Group receivables owed to a UK Loan Party by another Loan Party and (iii) a floating charge over certain assets of any UK Loan Party located in England and Wales (subject to customary carve-outs and exclusions).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan Party” means any Loan Party formed under the laws of England and Wales.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(C).

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person whether or not held in an account pledged to the Collateral Agent and (b) cash and Cash Equivalents of such Person restricted in favor of the Facilities (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Facilities), in each case as determined in accordance with GAAP; it being understood and agreed that proceeds subject to escrow shall be deemed to constitute “restricted cash” for purposes of the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means: (a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided in Section 6.13); and (b) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan, as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means:

(1) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(2) in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(a) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(b) any similar or analogous powers under that Bail-In Legislation; and

(3) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP in all material respects.

(b) [Reserved].

(c) Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d) In the event that the Borrower (or any parent entity) elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower, the Lenders and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Exchange Rates; Currency Equivalents Generally.

(a) [Reserved].

(b) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party each agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.03 and 7.06 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(d) For purposes of determining compliance under the covenants herein, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of whether Indebtedness is permitted to be incurred hereunder (which shall be subject to clause (e) below).

(e) For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus accrued amounts, and any costs, fees and premiums paid in connection therewith.

SECTION 1.09 Swedish Provisions. Notwithstanding and overriding any other provision of this Agreement and any other Loan Document and/or any exhibit or schedule thereto:

(a) any obligation for any entity incorporated in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent;

(b) for the avoidance of doubt, any transfer by novation and/or assignment, shall, as regards security created by or pursuant to a Collateral Document governed by the laws of Sweden, assign a proportionate part of the security interests granted under that Collateral Document together with a proportional part of the security interest in that Collateral Document;

(c) any security granted under a Collateral Document governed by the laws of Sweden will be granted to the secured parties represented by the Collateral Agent;

(d) In relation to any Guarantor incorporated under the laws of Sweden, its obligations and liabilities under the Loan Documents (including the obligation to indemnify), shall be limited, if (and only if) required by the mandatory provisions of the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) in force from time to time regulating unlawful distribution of assets and transfer of value (Sw. värdeöverföring) pursuant to Chapter 17, Sections 1 to 4 of the Swedish Companies Act (or their equivalents from time to time) and financial assistance and other prohibited loans, prohibited security and prohibited guarantees pursuant to Chapter 21, Sections 1 to 5 (or their equivalent from time to time) , and it is understood that the obligations and liabilities of each Guarantor incorporated under the laws of Sweden under the Loan Documents, only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

(e) In this Agreement, where it relates to a Swedish entity, a reference to:

(i) a “compromise” or “composition” with any creditor includes (a) any write-down of debt or other debt rescheduling following from any procedure of ‘företagsrekonstruktion’ under the Swedish company reorganisation act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (b) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(ii) a “receiver”, “trustee” or “liquidator” includes (a) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (b) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (c) ‘likvidator’ under the Swedish Companies Act;

(iii) a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘delning’ implemented in accordance with Chapter 24 of the Swedish Companies Act;

(iv) a “winding-up”, “liquidation” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “reorganisation” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act;

(v) “gross negligence” means ‘grov vårdslöshet’ under Swedish law;

(vi) a “guarantee” includes any ‘garanti’ under Swedish law which is independent from the debt of any other person to which it relates and any ‘borgen’ under Swedish law which is accessory to or dependant on the debt of any other person to which it relates; and

(vii) an insolvency includes such entity being subject to ‘konkurs’ under the Swedish Bankruptcy Act, ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act;

(f) in relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden (including but not limited to the Swedish Loan Parties) will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act.

(g) Notwithstanding any other provisions in this Agreement and/or the other Loan Documents, the release of any perfected Liens (or any Liens purported to be perfected) created by a Collateral Document governed by the laws of Sweden will always be subject to the prior written consent of the Collateral Agent (acting in its sole discretion but in accordance with the applicable Swedish Collateral Document and Loan Document) (such consent not to be unreasonably withheld, conditioned or delayed). Each Secured Party authorizes the Collateral Agent to release Swedish Collateral in connection with a disposal otherwise permitted under the Loan Documents at its discretion (but in accordance with the applicable Collateral Document governed by the laws of Sweden and Loan Document) without notification or further reference to the Secured Parties. This provision supersedes any conflicting provision in this Agreement and/or the other Loan Documents.

SECTION 1.10 Belgian Provisions. In this Agreement, where it relates to a Belgian entity, a reference to:

(a) a “liquidator”, “receiver”, “administrative receiver”, “administrator” or similar officer includes any judicial administrator (gerechtsmandataris/mandataire de justice), gedelegeerd rechter/juge délégué, curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk deskundige/expert judiciaire, mandataris ad hoc/mandataire ad hoc, ondernemingsbemiddelaar/médiateur d’entreprise, insolventiefunctionaris/praticien de l’insolvabilité herstructureringsdeskundige/practicien de la reorganisation, vereffeningsdeskundige/practicien de la liquidation, as applicable, and sekwester/séquestre, as applicable;

(b) an “insolvency” includes any insolventieprocedure/procedure d’insolvabilité (including any procedure van minnelijk akkoord buiten gerechtelijke reorganisatie/procédure d’accord amiable hors réorganisation judiciaire, procedure van openbare of besloten gerechtelijke reorganisatie/procédure de réorganisation judiciaire publique ou privée, procedure van overdracht onder gerechtelijk gezag/procédure de transfert sous autorité judiciaire, procedure van besloten voorbereiding van het faillissement/procédure de préparation privée d’une faillite or a faillissementsprocedure/procédure de faillite and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(c) a “security interest” includes a mortgage (hypotheek/hypothèque), a pledge (pand/gage), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie), any other proprietary security interest (zakelijke zekerheid/sûreté réelle), a mandate to grant a mortgage, a pledge or any other real surety, a privilege (voorrecht/privilège) and a retention of title (eigendomsvoorbehoud/réserve de propriété);

(d) a “successor” means an algemene rechtsopvolger/successeur universel;

(e) a “composition”, “compromise”, “assignment” or “arrangement” includes a settlement agreement outside judicial reorganisation (minnelijk akkoord buiten gerechtelijke reorganisatie/accord amiable hors réorganisation judiciaire), a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif)), or a transfer under judicial authority (overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire), as applicable;

(f) a Loan Party being “incorporated” in Belgium means that that Loan Party has its statutory seat (zetel/siège) in Belgium;

(g) “winding up”, “administration”, “liquidation” or “dissolution” includes any vereffening/liquidation, ontbinding/dissolution, sluiting van een onderneming/fermeture d’entreprise, besloten voorbereiding van het faillissement/préparation privée d’une faillite and faillissement/faillite;

(h) “expropriation”, “attachment”, “execution” or analogous procedures includes any onteigening/expropriation, uitvoerend beslag/saisie execution, sekwester/séquestre and bewarend beslag/saisie conservatoire;

(i) an “amalgamation”, “demerger”, “merger” “consolidation” or “corporate reconstruction” includes an overdracht van algemeenheid/transfert d’universalité, an overdracht van bedrijfstak/transfert de branche d’activité, a splitsing/scission and a fusie/fusion as well as assimilated transactions (gelijkgestelde verrichtingen/opérations assimilées) in accordance with article 12:7 and 12:8 of the Belgian Code of Companies and Associations;

(j) the “Belgian Civil Code” means the Belgian oud Burgerlijk Wetboek/ancien Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the Wet van 13 april 2019 tot invoering van een Burgerlijk Wetboek en tot invoeging van boek 8 “Bewijs” in dat Wetboek/Loi de 13 avril 2019 portant création d’un Code civil et y insérant un livre 8 « La preuve », as amended from time to time;

(k) the “Belgian Code of Companies and Associations” means the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time;

(l) a “moratorium” of any indebtedness or “reorganization” includes any of those terms in the context of any gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire), staking van betaling/cessation de paiements or any other legal proceeding based on Book XX (Insolventie van Ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);

(m) “organization documents” means the oprichtingsakte/acte constitutive, the most recently (coordinated) statuten/statuts and an uittreksel van de Kruispuntbank van Ondernemingen/extrait de la Banque-Carrefour des Entreprises;

(n) a “guaranty” or “guarantee” means, only for the purpose of the guaranty granted by a Belgian Loan Party under this Agreement, an independent guarantee and not a surety (borg/cautionnement); and

(o) a “subsidiary” shall be deemed to include a dochtervennootschap / filiale as defined in Article 1:15 of the Belgian Companies and Associations Code.

SECTION 1.11 Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

SECTION 1.12 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, any Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

SECTION 1.13 Certain Calculations.

(a) Notwithstanding anything to the contrary herein, unless the context otherwise requires, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transactions occur or, subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Fixed Charge Coverage Ratio and EBITDA and any other financial calculation shall be calculated with respect to such period and such Specified Transactions on a “pro forma basis” and shall be calculated for the applicable period of measurement for which quarterly or fiscal year-end financial statements are internally available, as determined by the Borrower, immediately preceding the date of such event (which may, at the Borrower’s election, be the most recently ended twelve months); provided, that for the avoidance of doubt, the amount of Consolidated Net Income available for Restricted Payments pursuant to Section 7.06(a), Consolidated Net Income shall not be calculated on a “pro forma basis”.

(b) For all purposes hereunder, with respect to compliance with any test for an applicable period of measurement that is calculated on a “pro forma basis” or after giving “pro forma effect”, (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any asset of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, (1) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment” and (2) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a pro forma basis, (I) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (II) if such Indebtedness is a revolving facility, the incurrence or repayment of any indebtedness in respect of such revolving facility included in such incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower), shall be disregarded but, for avoidance of doubt, shall thereafter be included in any future calculations after giving effect to any prepayments or other Specified Transactions with respect thereto.

(c) The Borrower may elect, pursuant to an Officer’s Certificate delivered to the Administrative Agent not later than 30 days after entering into any commitment providing for the incurrence of Indebtedness, that all or any portion of the Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of the calculation (whether or not such Consolidated Indebtedness is outstanding at the time such commitment is entered into) for so long as such commitments are outstanding or until the Borrower revokes such election, and any subsequent incurrence of such Consolidated Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of any such calculation, to be the incurrence of Indebtedness at such subsequent time.

(d) Notwithstanding anything to the contrary in this Agreement:

(i) with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio, any Consolidated First Lien Leverage Ratio, any Consolidated Secured Leverage Ratio and/or any Consolidated Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence;

(ii) for purposes of calculating any leverage ratio in this Agreement in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn; and

(iii) for the purposes of calculating any leverage ratio in this Agreement, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

SECTION 1.14 Successor Companies. Notwithstanding anything to the contrary herein, with respect to any reference herein to the Borrower, such reference shall automatically be deemed to refer to any Successor Company that assumes the obligations of such Person in accordance with this Agreement.

SECTION 1.15 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, the administration of, submission of, calculation of or any other matter related to any interest rate used in this Agreement (including, without limitation, the Base Rate, SOFR, the Term SOFR Reference Rate or the Term SOFR Rate) or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.09, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate (or component thereof) used in this

Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, the Term SOFR Rate, the Base Rate, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01 The Loans. Subject to the terms and conditions set forth herein:

(a) Each Tranche 1 Term Lender severally agrees to make to the Borrower (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such Tranche 1 Term Lender’s Tranche 1 Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Tranche 1 Term Loans will be Fixed Rate Loans, as further provided herein.

(b) Each Tranche 2 Term Lender severally agrees to make to the Borrower (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such Tranche 2 Term Lender’s Tranche 2 Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Tranche 2 Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuation of Loans.

(a) Each Term Borrowing, each conversion of Tranche 2 Term Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable notice (which notice may be telephonic if promptly followed by a written notice signed by a Responsible Officer), to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 12:00 noon Local Time (i) three (3) Business Days prior to the requested date of any Borrowing of Fixed Rate Loans or any Borrowing of, conversion to or continuation of Term Benchmark Loans, or any conversion of Term Benchmark Loans to Base Rate Loans and (ii) 12:00 noon Local Time on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of Fixed Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) [reserved], (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the Class, and principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the account of the Borrower to be credited with the proceeds of such Borrowing. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing of Tranche 2 Term Loans, then the applicable Tranche 2 Term Loans shall be made or continued as, or converted to Term Benchmark Loans with an Interest Period of one (1) month (subject to the definition of “Interest Period”). Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Tranche 2 Term Loan shall be deemed to be a continuation of that Tranche 2 Term Loan with a converted interest rate methodology and not a new Loan.

(b) Each Lender shall make (or cause its Applicable Lending Office to make) the amount of each Borrowing to be made by it to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Principal Office not later than 1:00 p.m. Local Time for Term Benchmark Loans or Fixed Rate Loans, and 3:00 p.m. Local Time for Base Rate Loans on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower maintained with the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be converted to or continued as Term Benchmark Loans and (ii) unless repaid, each Term Benchmark Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The determination of the Term Benchmark Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings, all conversions of Term Loans from one Type to another, and all continuations of Term Loans a as the same Type, there shall not be more than ten (10) Interest Periods in effect at any time for all Borrowings of Term Benchmark Loans plus up to three (3) additional Interest Periods in respect of each Incremental Facility.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 [Reserved].

SECTION 2.04 [Reserved].

SECTION 2.05 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iii)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., Local Time (A) three (3) Business Days prior to any date of prepayment of Term Benchmark Loans or Fixed Rate Loans and (B) on the date of prepayment of Base Rate Loans, (2) any prepayment of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding and (3) any prepayment of Term Loans shall be applied to the Tranche 1 Term Loans and the Tranche 2 Term Loans on a pro rata basis. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan or Fixed Rate Loan shall be accompanied by all accrued interest thereon.

(ii) [reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Notwithstanding anything to the contrary contained in this Agreement, any prepayment of Term Loans pursuant to this Section 2.05(a) prior to the date that is thirty-six (36) months after the Closing Date shall be accompanied by the payment of the fee described in Section 2.09(b) to the extent required thereby; provided, for the avoidance of doubt, the fee described in Section 2.09(b) shall not be applicable if such prepayment of Term Loans is made with the proceeds from any Disposition.

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) (A) If following the Closing Date (x) the Borrower or any of its Restricted Subsidiaries makes any Asset Sale of any Prepayment Asset that results in requirement to make a mandatory prepayment of Term Loans pursuant to Section 7.05, or (y) any Casualty Event occurs, which in the aggregate results in the receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to such Net Cash Proceeds realized or received (the “Applicable Asset Sale Proceeds”); provided that (1) [reserved] and (2) if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any other First Lien Debt, then the Borrower, at its election, may apply the Applicable Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and other First Lien Debt at such time) and the remaining Net Cash Proceeds so received to the prepayment of such other First Lien Debt.

(B) [Reserved].

(C) On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within ten (10) Business Days after the date of receipt of such Net Cash Proceeds, make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans to the extent required by, and subject to the qualifications of, Section 2.05(b)(ii)(A).

(iii) If the Borrower or any of its Restricted Subsidiaries incurs or issues any (A) Refinancing Indebtedness incurred to repay Term Loans or (B) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) [Reserved.]

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clause (ii) of this Section 2.05(b) prior to 1:00 p.m. Local Time at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. Local Time two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi) [Reserved].

(c) Interest, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated.

(d) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d); provided that (A) [reserved], (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis, and (C) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five (5) Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., Local Time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Administrative Agent and the Borrower, each acting reasonably.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(ix) Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to act as manager for any Discounted Voluntary Prepayment and to the extent the Administrative Agent shall choose not to act as manager for any Discounted Voluntary Prepayment, each reference in this Section 2.05(d) to “Administrative Agent” shall be deemed to mean and be a reference to the Person that has been appointed by the Borrower and has agreed to act as the manager for such Discounted Voluntary Prepayment.

(e) Application of Payments. Each prepayment of Term Loans pursuant to this Section 2.05 and the reduction in the face amount of the Term Loans as a result of any open market purchase thereof by an Affiliated Lender pursuant to Section 10.07 shall be, unless otherwise specified by the Borrower, applied to the installments thereof in direct order of maturity. Any voluntary prepayment pursuant to this Section 2.05 shall be applied between Classes of Term Loans as directed by the Borrower or, if the Borrower does not so direct any voluntary prepayment to a specific Class of Term Loans at the time of such prepayment, such prepayment shall be applied to prepay the Term Loans on a pro rata basis across Classes. Any mandatory prepayment pursuant to Section 2.05 shall be applied to the Term Loans on a pro rata basis in accordance with the terms hereof and, except to the extent required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any prepayment of any Term Loans pursuant to this Section 2.05 may be applied to any Class of Term Loans as directed by the Borrower, which prepayment may not be directed towards a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturity Class of Term Loans. Each prepayment of any Class of Term Loans shall be paid to the Lenders of such Class in accordance with their respective Applicable Percentages subject to clause (v) of Section 2.05(b).

SECTION 2.06 Termination or Reduction of Commitments. The Tranche 1 Term Loan Commitments shall automatically and permanently terminate on the Closing Date upon the funding of the Tranche 1 Term Loans under the Tranche 1 Term Loan Facility. The Tranche 2 Term Loan Commitments shall automatically and permanently terminate on the Closing Date upon the funding of the Tranche 2 Term Loans under the Tranche 2 Term Loan Facility.

SECTION 2.07 Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche 1 Term Lenders holding Tranche 1 Term Loans on the Tranche 1 Term Loan Maturity Date, the aggregate principal amount of all Tranche 1 Term Loans outstanding on such date. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche 2 Term Lenders holding Tranche 2 Term Loans on the Tranche 2 Term Loan Maturity Date, the aggregate principal amount of all Tranche 2 Term Loans outstanding on such date.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Fixed Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (ii) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term Benchmark Rate therefor plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes (subject to the consent rights of the Borrower set forth in such definition) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

SECTION 2.09 Fees.

(a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) At the time of (i) any prepayment of Term Loans pursuant to Section 2.05(a) (other than in connection with a Change of Control, a Transformative Transaction or with proceeds from any Disposition), (ii) any prepayment of Term Loans pursuant to Section 2.05(b)(iii) or (iii) acceleration of any Term Loans (whether by operation of law or otherwise and other than in connection with a Change of Control or a Transformative Transaction) (clauses (i) through (iii), each a “Repayment Event”), in each case, that is consummated during the period commencing on the Closing Date through and including the day immediately prior to the date that is thirty-six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender holding Term Loans that are repaid pursuant to such Repayment Event, a fee (the “Repayment Premium”) in an amount equal to (A) if such Repayment Event occurs on and after the Closing Date but prior to the date that is twelve (12) months after the Closing Date, the Make-Whole Premium with respect to all the Term Loans repaid in connection with such Repayment Event, (B) if such Repayment Event occurs on and after the date that is twelve (12) months Closing Date but prior to the date that is twenty-four (24) months after the Closing date, 2.00% of the aggregate principal amount of all the Term Loans repaid in connection with such Repayment Event, and (C) if such Repayment Event occurs on and after the date that is twenty-four (24) months after the Closing Date but prior to the date that is thirty-six (36) months after the Closing Date, 1.00% of the aggregate principal amount of all the Term Loans repaid in connection with such Repayment Event; provided, after the date that is thirty-six (36) months after the Closing Date, there shall be no Repayment Premium. Such Repayment Premium shall be earned, due and payable upon the effectiveness of, and on the date of, such Repayment Event. For the avoidance of doubt, notwithstanding anything herein to the contrary, no Repayment Premium shall be paid in connection with (i) a prepayment pursuant to Section 2.05(b)(ii) or (ii) a prepayment made with proceeds from a Disposition (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.05(a) or Section 2.05(d)).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

SECTION 2.12 Payments Generally.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars, without condition or deduction for any counterclaim, defense (other than defense of payment, performance, release or termination of the Loan Obligations), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Other than as specified herein, all payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term Benchmark Loans or Fixed Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment on such date in accordance with Section 2.02 and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, then each of the applicable Lenders severally agree to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lenders in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lenders to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Effective Rate, in each case, plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to generally similarly situated borrowers (but not necessarily all such borrowers) in connection with the foregoing; it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the Federal Funds Effective Rate, in each case, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to generally similarly situated borrowers (but not necessarily all such borrowers) in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to make its payment under Section 9.07 are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.07.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Loan Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant pursuant to, and in accordance with, the terms of this Agreement. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Loan Parties may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Term Loans of any Class or add one or more additional tranches of term loans (any such Term Loans or additional tranche of term loans, the “Incremental Facilities” and the loans thereunder, the “Incremental Term Loans”). Notwithstanding anything to contrary herein, the aggregate amount of all Incremental Facilities (determined at the time of incurrence) shall not exceed the Incremental Cap. Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility shall have the same guarantees as, and shall be secured only by (and on an equal or junior priority basis with) the Collateral securing, all of the other Loan Obligations under this Agreement (provided that, in the case of any Incremental Facility that is funded into Escrow, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until such Incremental Facility is released from Escrow) and shall be subject to an Acceptable Intercreditor Agreement.

(b) Any Incremental Term Loans (i) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans, (ii) shall have interest rate margins and (subject to clauses (iii) and (iv) amortization schedules as determined by the Borrower and the lenders thereunder, (iii) any Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to the Term Loans, (iv) any Incremental Term Loan shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term Loans and (v) shall be, taken as a whole, no more favorable to the lenders providing such Incremental Facility, in their capacity as such (as reasonably determined by the Borrower) (excluding (x) pricing, rate floors, original issue discounts or call protection, premiums and optional prepayment or redemption terms and (y) (I) covenants or other provisions applicable only to periods after the latest maturity date of the applicable Facility or (II) any more restrictive covenant, to the extent that if such more restrictive covenant is added for the benefit of any Incremental Facility such covenant (except to the extent only applicable after the maturity date of the Term Loans) is also added for the benefit of all of the Facilities; it being understood and agreed that no consent of any Agent and/or any Lender shall be required in connection with adding such covenant).

(c) [Reserved].

(d) [Reserved].

(e) Each notice from the applicable Loan Party pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and such Additional Lender. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees. Commitments in respect of any Incremental Term Loans may become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (i) all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date and no Event of Default shall exist on the Incremental Facility Closing Date). The proceeds of any Incremental Term Loans will be used for general corporate purposes and any other use not prohibited hereunder.

SECTION 2.15 Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of the applicable Class and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings), modifying the amortization schedule in respect of such Lender’s Term Loans and/or modifying any prepayment premium or call protection in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans in each case as so extended, as well as the original Term Loans (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans otherwise satisfying the criteria set forth below), so long as the following terms are satisfied:

(i) [reserved];

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer;

(iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, and the maturity of any Extended Term Loans shall not be shorter than the maturity of the Term Loans extended thereby;

(iv) any Extended Term Loans may participate (x) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder and (y) on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(v) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Class of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer;

(vi) all documentation in respect of such Extension shall be consistent with the foregoing; and

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and no Lender shall be obligated to extend its Term Loans unless it so agrees.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15 (and to the extent any such amendment is consistent with the terms of this Section 2.15 (as reasonably determined by the Borrower), the Administrative Agent shall be deemed to have consented to such amendment, and no such consent of the Administrative Agent shall be necessary to have such amendment become effective).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15; provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Extension in accordance with this Section 2.15.

SECTION 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, the Outstanding Amount of Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Commitments or Loan Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Loan Obligations owing to such Defaulting Lender;

SECTION 2.17 Permitted Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or term loans) or Qualified Equity Interests (such Indebtedness or Qualified Equity Interests, “Permitted Exchange Securities” and each such exchange, a “Permitted Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, (x) with respect to any Permitted Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (y) any Lender that, if requested by the Borrower, is unable to certify that it can receive the type of Permitted Exchange Securities being offered in connection with such Permitted Exchange) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Exchange Securities shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Exchange;

(iii) the stated final maturity of such Permitted Exchange Securities is not earlier than the latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Exchange Securities upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv) such Permitted Exchange Securities are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Exchange Securities shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;

(vi) if such Permitted Exchange Securities are secured, such Permitted Exchange Securities are secured on a pari passu basis or junior priority basis to the Obligations and (A) such Permitted Exchange Securities are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement with the Collateral Agent;

(vii) the terms and conditions of such Permitted Exchange Securities (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower); provided that if such Permitted Exchange Securities contain any financial maintenance covenants, such covenants shall not be more restrictive than (or in addition to) those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, which amendment to add such covenants to this Agreement shall not require the consent of any Lender or Agent hereunder);

(viii) all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Exchange shall automatically be canceled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Exchange);

(ix) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x) all documentation in respect of such Permitted Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Exchange Offer.

(b) With respect to all Permitted Exchanges effected by the Borrower pursuant to this Section 2.17, such Permitted Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Exchange that a minimum amount (to be determined and specified in the relevant Permitted Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06 and 2.13 do not apply to the Permitted Exchange and the other transactions contemplated by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Exchange or any other transaction contemplated by this Section 2.17.

(c) In connection with each Permitted Exchange, (i) the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof; provided that, failure to give such notice shall in no way affect the effectiveness of any Permitted Exchange consummated in accordance with this Section 2.17 and (ii) the Borrower, in consultation with the Administrative Agent, acting reasonably, shall establish such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Exchange shall be not less than five (5) Business Days following the date on which the Permitted Exchange Offer is made. The Borrower shall provide the final results of such Permitted Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Laws (as determined in the good faith discretion of the applicable withholding agent). If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), the applicable Lender or Agent (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall be permitted to make such withholding or deductions, (iii) the applicable withholding agent shall pay or remit the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) as soon as practicable after the date of any such payment by any Loan Party, such Loan Party (or the Borrower) shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, and without duplication of any obligation set forth in Section 3.01(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Without duplication of any amounts paid pursuant to Section 3.01(a) or Section 3.01(b), the Borrower shall jointly and severally indemnify each Agent and each Lender within ten (10) days of receipt of a written demand thereof for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable or paid by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d) If any party determines, in its reasonable and good faith discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, shall promptly return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential. Notwithstanding anything to the contrary in this Section 3.01(d), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any refund or to make available its Tax returns or disclose any information relating to its Tax affairs (or any other information that it deems confidential) or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to Taxes or Section 3.03 with respect to increased costs, in each cash with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at the Borrower’s expense, to designate another Applicable Lending Office for any Loan affected by such event if doing so would reduce or eliminate amounts payable under Section 3.01(a) or (c) or Section 3.03; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, and provided, further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by applicable Laws, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing, in the event that any Loan Party is a “United States person” (as defined in Section 7701(a)(30) of the Code):

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by applicable Laws or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed original copies of whichever of the following is applicable:

(A) Internal Revenue Service Forms W-8BEN or Form W-8BEN-E, as applicable (or any successor forms), claiming eligibility for benefits of (i.e., reduction of or exemption from Tax) an income tax treaty to which the United States is a party,

(B) Internal Revenue Service Forms W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, a United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplemental documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(iv) The Administrative Agent (or any successor thereto) shall provide the Borrower with, (i) if it is a “United States person” (as defined in Section 7701(a)(30) of the Code), on or prior to the date that it becomes a party to this Agreement, a duly completed Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding (along with any other tax forms reasonably requested by the Borrower), or (ii) if it is not a “United States person” (as defined in Section 7701(a)(30) of the Code), (1) with respect to amounts payable to the Administrative Agent for its own account, a duly completed Internal Revenue Service Form W-8ECI or Form W-8BEN-E, as applicable (along with any other tax forms reasonably requested by the Borrower), together with any required accompanying documentation, and (2) with respect to amounts payable to the Administrative Agent on behalf of a Lender, a duly completed Internal Revenue Service Form W-8IMY (together with any required accompanying documentation) and shall update such forms periodically upon the reasonable request of the Borrower. Notwithstanding any other provision of this clause (g), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(g) Each of the parties’ obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Additional Amounts.

(i) All payments made by or on behalf of the Borrower or any Guarantor under or with respect to the Loans or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless required by law. If the Borrower or an Guarantor or any other applicable withholding agent is required by law to withhold or deduct any amount for or on account of Taxes imposed by (i) any jurisdiction from or through which such payment is mad or any political subdivision or taxing authority thereof or therein or (ii) any other jurisdiction in which the Borrower or any Guarantor is incorporated, organized or otherwise resident or doing business for tax purposes or any political subdivision or taxing authority thereof or therein (each of (i) and (ii), a “Relevant Taxing Jurisdiction”) from any payment made under or with respect to the Loans or under any Guarantee, the Borrower or such Guarantor, as the case may be, will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Loans after such withholding or deduction (including any withholding or deduction attributable to the Additional Amounts) will be not less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

(ii) Neither the Borrower nor any Guarantor will, however, pay Additional Amounts to a Lender or beneficial owner of Loans in respect or on account of:

(A) any Tax, to the extent such Tax would not have been imposed or levied by a Relevant Taxing Jurisdiction, but for the existence of any present or former connection between the Lender or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Lender or beneficial owner, if the relevant Lender or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and such Relevant Taxing Jurisdiction (including, without limitation, as a result of being a citizen or national of, or being resident or doing business for tax purposes, or maintaining a permanent establishment in, the Relevant Taxing Jurisdiction) (other than any connection arising solely from the acquisition, ownership, holding or disposition of the Notes, the receipt of payments under or with respect to such Notes or a Guarantee, or the exercise or enforcement of rights under or with respect to the Notes or any Guarantee);

(B) any Tax, to the extent such Tax is imposed or withheld by reason of the failure of the Lender or beneficial owner of Loans, following the Borrower’s written request addressed to the Lender or beneficial owner (and made at a time that would enable the Lender or beneficial owner acting reasonably to comply with that request, and in all events at least 30 days before the relevant date on which such withholding or deduction would be payable), to comply with any certification or identification requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such Lender or beneficial owner, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction but in each case only to the extent such Lender or beneficial owner, as the case may be, is legally eligible to provide such certification;

(C) any estate, inheritance, gift, sales, transfer or similar Tax;

(D) any Tax that is payable otherwise than by deduction or withholding from payments made under or with respect to the Loans or any Guarantee;

(E) any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Loans for payment on a date more than 30 days after the date on which such payment became due and payable or a the date on which payment thereof was duly provided for, whichever is later, except to the extent that the Lender or beneficial owner would have been entitled to Additional Amounts had the Note been presented for payment on any date during such 30-day period;

(F) [reserved];

(G) any Tax that is imposed or levied with respect to a Loan presented for payment on behalf of a Lender or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;

(H) any Tax imposed on or with respect to any payment by the Borrower or a Guarantor to the Lender if such Lender is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Loans, provided that there is no material cost or material commercial or legal restriction to transferring the Loans to the beneficiary, partner or other beneficial owner and only to the extent such Tax is imposed more than 90 days after the Borrower notifies such Lender of the imposition of such Tax and requests the Lender to make such a transfer;

(I) any Taxes imposed pursuant to Sections 1471 to 1474 (inclusive) of the United States Internal Revenue Code of 1986, as of the Closing Date (or any successor version that is substantively comparable and not materially more onerous to comply with), including any current or future Treasury regulations or other official interpretations or guidance thereunder and any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing;

(J) any Taxes imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet Bronbelasting 2021) together with the related ordinances, regulations, guidelines, published interpretation, application or any published practice or concession of any relevant tax authority, as in effect on the date of this Agreement or, if later, on the date on which the relevant Recipient acquires an interest in the Loan or Commitment or this Agreement; or

(K) any combination of clause (A) through (J) above.

(iii) The Borrower and each Guarantor, if they are applicable withholding agents, will (A) make any such withholding or deduction required by applicable law, and (B) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(iv) At least 30 calendar days prior to each date on which any payment under or with respect to the Loans is due and payable, if the Borrower or any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Loans is due and payable, in which case such notice will be provided promptly after such obligation arises but prior to such payment date), the Borrower will deliver to the Administrative Agent an Officer’s Certificate stating that such Additional Amounts will be payable and the amount so payable and will set forth such other information (other than the identities of Lenders and beneficial owners) necessary to enable the Administrative Agent or paying agent as the case may be, to pay such Additional Amounts to Lenders on the relevant payment date. The Borrower will provide the Administrative Agent with documentation evidencing payment of such Additional Amounts. The Administrative Agent shall have no further obligation with respect to the payment of the Additional Amounts other than to deliver the evidence of such payment to a Lender upon written request.

(v) The Borrower or any Guarantor, as applicable, will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Administrative Agent. If certified copies of such tax receipts are not reasonably obtainable, the Borrower or such Guarantor, as applicable, shall provide the Administrative Agent other evidence of payment to the Administrative Agent. Such certified copies or other evidence shall be made available to Lenders upon written request. The Administrative Agent shall have no obligation to inquire as to the efforts of the Borrower or any Guarantor to obtain certified copies of such tax receipts and shall have no further obligation with respect thereto other than to provide the tax receipts or other evidence to the Lenders as provided herein.

(vi) In addition, the Borrower will pay any present or future stamp, issue, registration, court, documentary excise or property Taxes, or other similar Taxes, imposed by any Relevant Taxing Jurisdiction in respect of the receipt of any payment under or with respect to the Loans or any Guarantee, the execution, issue, delivery, or registration of the Loans, any Guarantee, this Agreement, or any other document or instrument referred to therein, and any such Taxes imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Loans, any Guarantee, this Agreement or any other document or instrument following the occurrence of any Event of Default with respect to the Notes. Neither the Borrower nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a holder or beneficial owner of a Loan.

(vii) The preceding provisions will survive any termination, defeasance or discharge of this Agreement and will apply mutatis mutandis to any successor to the Borrower or any Guarantor and to any jurisdiction in which any such successor is incorporated, organized or otherwise resident or doing business for tax purposes, or any jurisdiction from or through which such any successor makes payment on the Loans or any Guarantee, and any political subdivision or taxing authority thereof or therein.

(viii) Whenever this Agreement refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Loans (including payments thereof made pursuant to any Guarantee), such reference includes the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

SECTION 3.02 Inability to Determine Rates. Subject to Section 3.09, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent reasonably determines in good faith (which determination shall be conclusive and binding absent manifest error) that “Term SOFR Rate” cannot be determined pursuant to the definition thereof, or

(b) Lenders comprising the Required Lenders of the applicable Class determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and Lenders comprising the Required Lenders of the applicable Class have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon written notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Lenders comprising Required Lenders of the applicable Class) revokes such notice. Upon receipt of such written notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.03. Subject to Section 3.09, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

SECTION 3.03 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term Benchmark Loans.

(a) If any Lender determines that as a result of any Change in Law (including with respect to Taxes), or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes,” (iii) Excluded Taxes described in clause (a) of the definition of “Excluded Taxes” to the extent such Taxes are imposed on or measured by such Lender’s net income or profits (or are franchise Taxes imposed in lieu thereof or are branch profit taxes) or (iv) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other generally similarly situated borrowers (but not necessarily all such borrowers) under comparable syndicated credit facilities.

(b) If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements, and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of funds or deposits bearing interest with reference to the applicable Benchmark, additional interest on the unpaid principal amount of each Term Benchmark Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Benchmark Loans, as applicable, such additional costs (expressed as a percentage per annum and rounded upward, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

SECTION 3.04 [Reserved].

SECTION 3.05 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02 or Section 3.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term Benchmark Loans from one Interest Period to another, or to convert Base Rate Loans into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

SECTION 3.06 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections or any Lender ceases to make Term Benchmark Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, (iv) any Lender becomes a Non-Extending Lender and/or, (v) any suspension or cancellation of any obligation of any Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing pursuant to Section 3.07, then the Borrower may, at its election and its sole expense and effort, on prior written notice to the Administrative Agent and such Lender, to the extent not in conflict with applicable Laws in any material respect, either (x) replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) (other than its existing rights to payments pursuant to Section 3.01) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (y) repay the Loans and terminate the Commitments held by any such Lender notwithstanding anything to the contrary herein (including, without limitation, Section 2.05, Section 2.06, Section 2.07 or Section 2.13), on a non-pro rata basis so long as any accrued and unpaid interest and required fees are paid any such Non-Consenting Lender or Non-Extending Lender.

(b) Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such Assignment and Assumption, and, in the case of an assignment of Term Loans in connection with a Repayment Event, the premium, if any, that would have been payable by the Borrower on such date pursuant to Section 2.09(b) if such Lender’s Term Loans subject to such assignment had been prepaid on such date shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent have requested that the Lenders (A) consent to a departure or waiver of any provisions of the Loan Documents or (B) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) solely with respect to clauses (i) and (ii) above, the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” In the event that the Borrower or the Administrative Agent has requested that the Lenders consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, then any Lender who does not agree to such extension shall be deemed a “Non-Extending Lender.”

SECTION 3.07 Illegality. If (a) in any applicable jurisdiction, the Administrative Agent or any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or such Lender, as applicable, to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Borrowing to any Loan Party who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia (including, as a result of any illegality due to any economic or financial sanctions administered or enforced by any sanctions authority) or (b) any Lender is advised in writing by a sanctions authority that penalties will be imposed by a sanctions authority as a result of such Lender’s participation in the Agreement or any other business or financial relationship with the Borrower, in each case of clauses (a) and (b), such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Borrowing shall be suspended, and to the extent required by applicable Law, canceled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 3.08 Survival. Each of the party’s obligations under this Article III shall survive termination of the aggregate Commitments and repayment of all other Loan Obligations hereunder and any assignment of rights by or replacement of a Lender.

SECTION 3.09 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. Local Time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders of the applicable Class without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of such Class. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) No Secured Hedge Agreement shall constitute a “Loan Document” for purposes of this Section 3.09).

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes (subject to the consent rights of the Borrower set forth in such definition) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the occurrence of an Other Benchmark Rate Election and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.09(d) and (y) the commencement of any Benchmark Unavailability

Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark with respect to any Term Benchmark Loan or Term Benchmark Borrowing is a Term Benchmark Rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in consultation with the Borrower) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings with respect to such Loans or Borrowing, at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the rate applicable to such Loan, (i) the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans, as applicable, or a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated Dollars and, failing that, in the case of any request for any affected Term Benchmark Borrowing the Borrower will be deemed to have converted any such request into a request for a Base Rate Borrowing or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term Benchmark Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period, shall either (I) be converted into Base Rate Loans immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period or (II) be prepaid in full immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period; provided that, with respect to any Term Benchmark Loan, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f) Significant Modification. Prior to implementing a Benchmark Replacement and/or any Conforming Changes, the Administrative Agent and the Borrower shall use commercially reasonable efforts (exercised in good faith) to implement such Benchmark Replacement and/or any Conforming Changes in a manner that is intended to comply with the terms of United States Treasury Regulation Section 1.1001-6 (or any successor or similar Treasury Regulations) such that the Benchmark Replacement and/or Conforming Changes do not constitute a “significant modification” for purposes of United States Treasury Regulation Section 1.1001-3 (including, but not limited to, using commercially reasonable efforts to implement a Benchmark Replacement that is a “qualified rate”, as defined in the United States Treasury Regulation Section 1.1001-6).

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Initial Lender to make its initial Credit Extension hereunder is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals if requested) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Initial Lenders:

(i) executed counterparts of this Agreement and each of the other Loan Documents to be entered into on the Closing Date and prior to any such initial Credit Extension, in any case, subject to the provisions of this Section 4.01 and together with (except as provided in the Collateral Documents and/or the provisions of this Section 4.01);

(ii) (A) copy of the constitutional documents of the Borrower, (B) a copy of an up-to-date extract of the chamber of commerce in respect of the Borrower, (C) a copy of a resolution of the board of directors of the Borrower, (D) if applicable, a copy of a resolution signed by all the holders of the issued shares in the Borrower and (E) if applicable, a copy of a resolution signed by supervisory board of directors of the Borrower,

(iii) an opinion from each of (a) Kirkland & Ellis LLP, in its capacity as New York counsel to the Borrower, (b) Loyens & Loeff N.V. in its capacity as Dutch counsel to the Borrower, and (c) Davis Polk & Wardwell London LLP, in its capacity as English law counsel for the Administrative Agent, in each case, addressed to the Administrative Agent, the Collateral Agent and each Lender; and

(iv) if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable, for the Borrower.

(b) All fees and expenses required to be paid on the Closing Date hereunder or pursuant to any agreement in writing entered into by the Borrower, as applicable, to the extent, with respect to expenses, invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid in full in cash or will be paid on the Closing Date out of the initial Loans.

(c) Prior to or substantially simultaneously with such initial Credit Extension of Loans, the Refinancing shall have been consummated.

(d) The Administrative Agent and the Initial Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(e) Since December 31, 2023, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(f) Each of the conditions set forth in Section 4.02 are satisfied.

(g) The Administrative Agent shall have received a certificate, dated as of the Closing Date, of a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.01(e) and Section 4.02.

The making of the initial Credit Extensions by the applicable Initial Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each such Initial Lender that each of the conditions precedent set forth in this Section 4.01 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender to fund a Borrowing (including the initial Borrowing) is additionally subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Term Benchmark Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders at the time of each Credit Extension (to the extent required to be made for such Credit Extension pursuant to Article IV) (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law and provided that each representation and warranty insofar as they relate to any Foreign Loan Party, Foreign Subsidiary or any Loan Document entered into by a Foreign Loan Party, shall be subject to the Legal Reservations, Perfection Requirements, any applicable Guarantee Limitations and the terms of the Agreed Security Principles) that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized, established or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, establishment or formation (as applicable), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. Subject to Legal Reservations, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents and Liens subject to an Acceptable Intercreditor Agreement) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05 No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) On the Closing Date, the Borrower is in compliance with the insurance procedures and policies in Section 6.06 hereof, except where the failure to so be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08 Environmental Compliance. Except as set forth on Schedule 5.08 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against any Loan Party or any of their respective Restricted Subsidiaries alleging potential liability under, or responsibility for violation of, any Environmental Law.

(b) there has been no Release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased or operated by any Loan Party or their respective Restricted Subsidiaries which would reasonably be expected to give rise to liability under Environmental Laws;

(c) no Loan Party nor any of their respective Restricted Subsidiaries is currently undertaking, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d) all Hazardous Materials transported by or on behalf of any Loan Party or any of their respective Restricted Subsidiaries from any property currently or formerly owned, leased or operated by any Loan Party or any of their respective Restricted Subsidiaries for off-site disposal have been disposed of in compliance with any Environmental Laws; and

(e) the Loan Parties and their respective Restricted Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses or approvals required under Environmental Laws for their operations.

SECTION 5.09 Taxes. The Borrower and each of its Restricted Subsidiaries has timely filed all federal, provincial, state, municipal, non-U.S. and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, non-U.S. and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or IFRS, as applicable, or (b) failures to file or pay as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any of its Restricted Subsidiaries that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Compliance with ERISA.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b) (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, all Equity Interests owned directly or indirectly by the Borrower or any other Loan Party are owned free and clear of all Liens except for Permitted Liens. As of the Closing Date, Schedule 5.11(a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of a Loan Party, and (b) sets forth the ownership interest of the Borrower and any of the Loan Parties in each of their Subsidiaries, including the percentage of such ownership.

SECTION 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of the Federal Reserve Board.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13 Disclosure. On the Closing Date, no written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates, other forward-looking statements and information of a general economic or industry nature (collectively, the “Projections”) to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such Projections (a) are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, (b) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and any Affiliate, and (c) actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

SECTION 5.14 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without violation of the rights of any Person, except to the extent such failures to own, license or possess or violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or its Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.15 Solvency. On the Closing Date, after giving effect to the Transactions occurring on or prior to the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16 Collateral Documents. Subject to, in the case of the Foreign Subsidiaries, the Legal Reservations, Agreed Security Principles, the Perfection Requirements and any applicable Guarantee Limitations and Section 6.12(b), the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document and, in the case of Foreign Subsidiaries, subject to the Agreed Security Principles) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document and, in the case of Foreign Subsidiaries, subject to the Agreed Security Principles), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, with the priority set forth in the Intercreditor Agreement or any Applicable Intercreditor Agreement, in each case free and clear of any Liens other than Permitted Liens.

SECTION 5.17 Use of Proceeds. The proceeds of the Term Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 5.18 Patriot Act. Neither the Borrower nor any other Loan Party is in material violation of any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act. The use of proceeds of the Loans will not violate in any material respect the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

SECTION 5.19 Sanctioned Persons. None of the Borrower, its Restricted Subsidiaries, or, any director, officer, or employee, or, to the knowledge of the Borrower, any agent or affiliate of the Borrower or any of its Restricted Subsidiaries is a person that is, or is 50% or more owned by one or more persons that are, (i) currently the target of any economic sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof, or His Majesty’s Treasury, the government of Canada or any other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Luhansk People’s Republic, so-called Donetsk People’s Republic and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine). The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that is the subject of Sanctions or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any person. The representations and warranties given and the undertakings made in this Section 5.19 shall only be given or made or deemed to be given or made by and apply to any Loan Party to the extent that giving of and complying with such representations and warranties / undertakings does not result in a violation of or conflict with or does not expose any Loan Party to any liability under the Council Regulation (EC) 2271/96 or any similar anti-boycott laws or regulations.

SECTION 5.20 FCPA. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other similar applicable anti-corruption law (collectively, the “Anti-Corruption Laws”). The Borrower and its Restricted Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.21 Dutch Fiscal Unity. A fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or turnover tax purposes, if any, consists of Dutch Loan Parties and/or Restricted Subsidiaries only.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, audited year-end consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of operations and statements of cash flows and a consolidating footnote) prepared in accordance with GAAP, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of operations and statements of cash flows) prepared in accordance with GAAP, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Notwithstanding anything to the contrary in this Section 6.01, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions (collectively, the limitations set forth in this paragraph, the “Disclosure Limitations”).

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender (subject in all respects to the Disclosure Limitations):

(a) within 120 days after the end of each fiscal year ending after the Closing Date, a Compliance Certificate from a Responsible Officer stating that a review of the activities of the Borrower and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Responsible Officer with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations hereunder, and further stating, as to such Responsible Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every condition and covenant hereunder during such fiscal year and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions hereunder (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).

(b) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Borrower had been a reporting company under Section 15(d) of the Exchange Act); provided, however, that the foregoing shall not obligate the Borrower to (x) make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Borrower determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Lenders or the business, assets, operations, financial positions or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or (y) make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K:

(i) the entry into or termination of material agreements;

(ii) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are “significant” pursuant to the definition of “significant subsidiary” in Rule 1-02(w)(2) of Regulation S-X);

(iii) the sale of equity securities;

(iv) bankruptcy;

(v) cross-default under direct material financial obligations;

(vi) a change in the Borrower’s certifying independent auditor;

(vii) the appointment or departure of directors or executive officers (but only to the extent required by Form 8-K);

(viii) non-reliance on previously issued financial statements;

(ix) change of control transactions;

(x) triggering events that accelerate or increase a direct financial obligation or an obligation under an off-balance sheet arrangement; and

(xi) material impairments,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below; provided, however, that the Borrower shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (ii) provide separate financial statements or other information contemplated by Rule 3-09, 3-10 or 3-16 of Regulation S-X, or in each case any successor provisions including Rule 13-01 and 13-02 of Regulation S-X; provided that, if the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Borrower, then the annual and quarterly information required by clauses (1) and (2) above shall include a presentation of selected financial metrics of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In addition, notwithstanding the foregoing, the Borrower will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K; and

(c) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this Section 6.02(c), none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, further that in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

The Borrower may satisfy its obligations in Section 6.01(a) and (b) and Section 6.02(b) with respect to financial information relating to the Borrower by furnishing financial information relating to a parent entity; provided that the same is accompanied by an explanation of the material differences, if any, between the information relating to such parent entity, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited and need not be provided if a reportable segment of the parent entity is substantially the same business as the Borrower and its consolidated subsidiaries.

Documents required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.02(a) may be delivered (1) electronically or (2) to the extent that such are publicly available via EDGAR or another publicly available reporting system, by the Borrower advising the Administrative Agent of the filing thereof, and if so delivered pursuant to clause (1), shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or pursuant to clause (2), shall be deemed to have been delivered on the date the Borrower advises the Administrative Agent of the filing thereof; provided that with respect to clause (1): (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders (“Public Lenders”) may be “Public-Side” Lenders (i.e., Lenders that (or have personnel that) do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Borrower agrees that any financial statements delivered pursuant to Section 6.01(a) and 6.01(b) and Compliance Certificate delivered under Section 6.02(a) will be deemed to be “PUBLIC” Borrower Materials and may be made available to Public Lenders. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender (subject in all respects to the Disclosure Limitations):

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) of any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against the Borrower or any of the Subsidiaries that would result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that would result in a Material Adverse Effect; and

(d) of any other event that would have a Material Adverse Effect.

SECTION 6.04 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing (to the extent such concept is applicable in the relevant jurisdiction)), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in each case of clauses (a) (other than with respect to the Borrower) and (b) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) in each case, pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.05 Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.07 Compliance with Laws. (i) Comply in all material respects with the requirements of the Anti-Corruption Laws and Sanctions and (ii) comply in all respects with all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation, Environmental Laws), except as to clause (ii) if the failure to comply therewith would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 6.08 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; it being agreed that (x) the Borrower and its Restricted Subsidiaries shall only be required to provide such books of record and account in accordance with and to the extent required by the standards set forth in Section 6.09 and (y) Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder. Notwithstanding anything to the contrary herein, the Disclosure Limitations shall apply to this Section 6.08.

SECTION 6.09 Inspection Rights. With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections as contemplated by the next proviso, the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of a Specified Event of Default and such inspection shall be at the Borrower’s sole expense; provided, further that to the extent any Specified Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary herein, the Disclosure Limitations shall apply to this Section 6.09.

SECTION 6.10 Covenant to Guarantee Obligations and Give Security. Upon (x)(A) the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (B) the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary, (C) any Excluded Subsidiary ceasing to be an Excluded Subsidiary or (D) any Restricted Subsidiary that is not a Loan Party merging or amalgamating with a Loan Party in accordance with the proviso in

Section 7.04(a) or (y) the designation by the Borrower, at its election, of any Excluded Subsidiary as a Subsidiary Guarantor (each, an “Additional Guarantor”), at the Borrower’s expense, in each case, subject to (in relation to any Foreign Subsidiary) the Agreed Security Principles, take all action necessary or reasonably requested by the Administrative Agent, within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion, cause such Additional Guarantor to become a Guarantor under the Guaranty; provided that (I) solely in the case of any such designation of a non-U.S. Excluded Subsidiary as an Additional Guarantor (a “Non-U.S. Discretionary Guarantor”), consent of the Administrative Agent shall be required prior to the addition of any Non-U.S. Discretionary Guarantor, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that such consent may be withheld if the Administrative Agent reasonably determines that such Non-U.S. Discretionary Guarantor is organized under the laws of a jurisdiction (i) where the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) where the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) that is not a member of the Organization for Economic Cooperation and Development or is the target of any Sanctions; provided that no such consent shall be required for the addition of any Additional Guarantor organized under the laws of the United States, Canada, the United Kingdom, Ireland, Belgium, Norway, Finland, the Netherlands and Luxembourg) and (II) the Administrative Agent shall have received at least two (2) Business Days prior to such Non-U.S. Discretionary Guarantor becoming an Additional Guarantor all documentation and other information in respect of such Non-U.S. Discretionary Guarantor as has been reasonably requested by the Administrative Agent in writing that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it in accordance with, and subject to, the provisions of this Agreement):

(a) [reserved];

(b) [reserved];

(c) [reserved]; and

(d) to the extent reasonably requested by the Administrative Agent, cause each such Restricted Subsidiary to deliver customary board resolutions and officers certificates.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Guarantees of Foreign Subsidiaries shall be subject to the Agreed Security Principles (including the Overriding Principle (as defined in the Agreed Security Principles)) and any applicable Guarantee Limitations.

SECTION 6.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 6.12 Further Assurances and Post-Closing Covenants.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent and subject to the terms of, and the limitations and exceptions contained in, Section 6.10, this Section 6.12, and (in the case of the Foreign Loan Parties) the Agreed Security Principles, the Legal Reservations, the Perfection Requirements and any applicable Guarantee Limitations (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b) Subject to the terms of, and the limitations and exceptions contained in, Section 6.10, this Section 6.12, and (in the case of the Foreign Loan Parties) the Agreed Security Principles, the Legal Reservations, the Perfection Requirements and any applicable Guarantee Limitations, within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

SECTION 6.13 Designation of Subsidiaries.

(a) Subject to Section 6.13(b) below, the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary of the Borrower (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that:

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(ii) such designation complies with Section 7.06 hereof; and

(iii) each of: (x) the Subsidiary to be so designated; and (y) its Subsidiaries has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(i) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 7.03(a) hereof, notwithstanding clause (x) of such Section 7.03(a); or

(ii) either (x) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would be greater than or equal to such ratio immediately prior to such designation or (y) the Consolidated Leverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation; provided, however, that in each case such determination is made on a pro forma basis taking into account such designation.

(c) Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

SECTION 6.14 Payment of Taxes. The Borrower will pay and discharge promptly, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or IFRS, as applicable, or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

SECTION 6.15 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public rating (but not any specific rating) in respect of each of the Term Loan Facility from each of S&P and Moody’s.

SECTION 6.16 Nature of Business. The Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, incidental or ancillary thereto.

SECTION 6.17 Fiscal Year. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the fiscal year of the Borrower or a Restricted Subsidiary) to, change its methodology of determining its fiscal year-end from such methodology in effect on the Closing Date; provided that, the Borrower may, with the consent of the Administrative Agent, change its fiscal year-end to another date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, which adjustments shall become effective when the Administrative Agent posts the amendment reflecting such changes to the Platform, and the Required Lenders have not objected to such amendment within five (5) Business Days.

SECTION 6.18 Lender Calls. To the extent requested in writing by the Administrative Agent (acting at the direction of the Required Lenders), the Borrower will hold quarterly conference calls with the Lenders at a time to be mutually agreed between the Borrower and the Administrative Agent to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Borrower’s (or as applicable, any of any parent entity’s) equity investors, if any, and analysts); provided that this requirement may be satisfied through a discussion of the Borrower’s results during the quarterly conference call of any direct or indirect parent company of the Borrower to discuss its quarterly earnings release. The conference call will be following the last day of each fiscal quarter of the Borrower and not later than 20 Business Days from the time that the Borrower delivers the financial statements pursuant to Section 6.01(a) or (b).

SECTION 6.19 Agreed Security Principles. With respect to any Foreign Loan Party, the Guaranty, the Collateral Documents, the determination of Collateral and assets that constitute excluded property, excluded assets or any equivalent term of any Foreign Loan Party and each other guaranty and security agreement delivered or to be delivered under this Agreement, and any obligation to enter into such document or obligation and/or provide security and/or quasi-security in any Collateral, by any Foreign Loan Party shall be subject in all respects to the Agreed Security Principles and any applicable Guarantee Limitations.

SECTION 6.20 Dutch Fiscal Unity. A fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or turnover tax purposes, if any, shall consist of Dutch Loan Parties and/or Restricted Subsidiaries only.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) (each, an “Initial Lien”) that secures any Indebtedness on any asset or property of the Borrower or such Restricted Subsidiary, unless:

(a) in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to, the Obligations or (ii) such Initial Lien is a Permitted Collateral Lien; and

(b) in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by such Initial Lien at which time the Lien securing the Obligations shall be automatically and unconditionally released and discharged or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Lenders pursuant to this Section 7.01 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above and otherwise as set forth under Section 9.11.

SECTION 7.02 [Reserved].

SECTION 7.03 Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower and the Guarantors shall not issue any shares of Disqualified Stock and the Borrower shall not, and shall not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (1) the Borrower and the Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and (2) any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if in each case (x) the total amount of Indebtedness outstanding under this Section 7.03(a) does not exceed $450,000,000 minus the aggregate outstanding amount of Incremental Term Loans incurred in reliance on clause (a) of the “Incremental Cap” definition hereof and (y) either (i) the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 4.5 to 1.0 or (ii) the Fixed Charge Coverage Ratio on a consolidated basis would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided, further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of $25,000,000 or 25.0% of EBITDA (for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available) of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

(b) Section 7.03(a) hereof shall not apply to:

(i) Indebtedness incurred by the Borrower and its Restricted Subsidiaries pursuant to letters of credit or bankers’ acceptances issued or created under the Senior Credit Facilities;

(ii) Indebtedness of the Borrower and any of its Restricted Subsidiaries under the Loan Documents;

(iii) Indebtedness represented by the Intercompany Loan Obligations, including any increases in the amounts represented thereunder, solely to the extent such Intercompany Loan Obligations are owed to Intercompany Loan Obligation Counterparties;

(iv) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Notes Issue Date (other than Indebtedness described in clauses (ii) and (iii) of this Section 7.03(b)) or incurred by the Borrower and its Restricted Subsidiaries pursuant to any revolving or other line of credit pursuant to which there is an unfunded commitment in effect as of the Notes Issue Date;

(v) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (v), not to exceed the greater of (x) $25,000,000 and (y) 25.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(vi) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances, letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vii) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FASB Accounting Standards Codification (“ASC”) 460 or in respect of acquired contingencies and contingent consideration recorded under ASC 805) of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (vii));

(viii) Indebtedness or Disqualified Stock of the Borrower to a Restricted Subsidiary or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that any such Indebtedness (other than any such Indebtedness that represents intragroup cash management transactions in the ordinary course of business) owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Obligations, as applicable pursuant to the Intercreditor Agreement or any Acceptable Intercreditor Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (except that a pledge of Indebtedness referred to in this clause (viii) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) of any such Indebtedness or Disqualified Stock (except to the Borrower or a Restricted Subsidiary that is a Guarantor or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness or Disqualified Stock not permitted by this clause (viii);

(ix) shares of Disqualified Stock or Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (except that a pledge of such Disqualified Stock or Preferred Stock referred to in this clause (ix) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Disqualified Stock or Preferred Stock) of any such shares of Disqualified Stock or Preferred Stock (except to the Borrower or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Disqualified Stock or Preferred Stock not permitted by this clause (ix);

(x) Swap Obligations (excluding Swap Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 7.03, exchange rate risk or commodity pricing risk (including, for the avoidance of doubt, any Secured Hedge Agreements);

(xi) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xii) Indebtedness or Disqualified Stock of the Borrower or a Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii), does not at any one time outstanding exceed the greater of $35,000,000 and 35% of EBITDA (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed incurred or outstanding for purposes of this clause (xii) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (xii), with such automatic reclassification subject to the greater of $25,000,000 and 25.0% of EBITDA limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the availability as of such date of determination under the greater of $25,000,000 and 25.0% of EBITDA sublimit would be exceeded) minus the aggregate outstanding amount of Incremental Term Loans incurred in reliance on clause (b) of the “Incremental Cap” definition hereof;

(xiii) the incurrence by (1) the Borrower and the Guarantors of Indebtedness or the issuance of shares of Disqualified Stock by the Guarantors, and (2) any Restricted Subsidiary that is not a Guarantor of Indebtedness or the issuance of shares of Disqualified Stock or shares of Preferred Stock, in each case, that serves to extend, replace, refund, refinance, renew or defease:

(A) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.03(a) and clauses (ii), (iv) and (v) of this Section 7.03(b), or

(B) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock set forth in clause (A) above (including unfunded commitments that serve to extend, replace, refund, refinance, renew or defease any unfunded commitments under Indebtedness set forth in such clause (A)); provided, however, that in the case of clauses (A) and (B), any unfunded commitment shall continue to be treated as outstanding for purposes of the definitions of Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio, Consolidated First Lien Leverage Ratio and Fixed Charge Coverage Ratio, to the extent such unfunded commitment was outstanding for purposes thereof prior to such extension, replacement, refunding, refinancing, renewal or defeasance under this clause (xiii), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Borrower (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(1) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(2) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, and in the case of Subordinated Indebtedness, is subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(3) such Refinancing Indebtedness shall not include: (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor; or (y) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(4) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus customary fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) under the Indebtedness being refinanced plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 7.03 immediately prior to such refinancing, plus (z) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) incurred or payable in connection with such refinancing, provided, that (x) clauses (1) and (2) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities, Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness and (y) in the case of any Refinancing Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock outstanding under clause (v) above, such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause (v), and not this clause (xiii) for purposes of determining amounts outstanding under such clause;

(xiv) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition or merger, any of the following are satisfied as of the date of incurrence:

(A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 7.03(a), notwithstanding clause (x) of such paragraph, or

(B) the Consolidated Leverage Ratio would not be not higher than the Consolidated Leverage Ratio, or the Fixed Charge Coverage Ratio would not be lower than the Fixed Charge Coverage Ratio, in each case, than immediately prior to such acquisition or merger;

provided, however, that in each case, such determination is made on a pro forma basis taking into account such acquisition or merger;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi) [reserved];

(xvii) (x) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Guarantor so long as the incurrence of such Indebtedness incurred by such Guarantor is permitted under the terms of this Agreement; (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower; or (z) any guarantee by a Restricted Subsidiary (other than a Guarantor), of obligations of any other Restricted Subsidiary (other than a Guarantor);

(xviii) [reserved];

(xix) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (iv) of Section 7.06(b) hereof;

(xx) cash management obligations (including, for the avoidance of doubt, any Cash Management Obligations) and Indebtedness in respect of netting services, employee credit card programs, cash pooling arrangements and similar arrangements in connection with cash management and deposit accounts; and

(xxi) (x) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business or (y) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

(c) For purposes of determining compliance with this Section 7.03:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxi) of Section 7.03(b) hereof or is entitled to be incurred pursuant to Section 7.03(a) hereof, the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses of Section 7.03(b) hereof or under Section 7.03(a) hereof; provided that (x) any Secured Indebtedness being reclassified shall only be reclassified to the extent that the Lien is also permitted with respect to such Secured Indebtedness as so reclassified, (y) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors may be reclassified only to the extent that, after giving effect to such reclassification (including a pro forma application of the net proceeds therefrom), such Restricted Subsidiary that is not a Guarantor would be permitted to incur the Indebtedness or issue the Disqualified Stock or Preferred Stock as so reclassified on the date and (z) amounts outstanding under clause (iii) shall at all times be deemed outstanding thereunder and shall not be reclassified;

(ii) at the time of incurrence or any reclassification thereafter, the Borrower shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Sections 7.03(a) and 7.03(b) hereof; provided, however, that (x) with respect to Secured Indebtedness, such Secured Indebtedness may only be classified or reclassified as a type of Indebtedness to the extent such Indebtedness may also be secured by a Lien under this Agreement and (y) with respect to such Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors, such Indebtedness, Disqualified Stock and Preferred Stock may only be classified or reclassified as a type of Indebtedness, Disqualified Stock or Preferred Stock to the extent such Restricted Subsidiary that is not a Guarantor may so incur such Indebtedness, Disqualified Stock or Preferred Stock under this Agreement on the date of classification or reclassification; and

(iii) in the event that the Borrower or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement, the date of determination of the Fixed Charge Coverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Leverage Ratio, as applicable, shall, at the option of the Borrower, be

(A) the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable, and, for the avoidance of doubt, (1) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the EBITDA of the Borrower or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (2) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided, further, that if the Borrower elects to have such determinations occur at the time of entry into such definitive agreement, (x) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Agreement after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (y) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated, or

(B) the date such Indebtedness is incurred or assumed.

(d) The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, shall not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(g) Directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is also expressly subordinated in right of payment to the Obligations to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Borrower or such Guarantor, as the case may be. For all purposes hereunder, subordination shall refer to contractual payment subordination and not to structural subordination.

This Agreement does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (ii) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral or (iii) Indebtedness as subordinated or junior Indebtedness merely because it is structurally subordinated to other Indebtedness.

SECTION 7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that:

(a) any Restricted Subsidiary other than the Borrower may merge or amalgamate with any one or more other Restricted Subsidiaries (provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party);

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up, and (B) any Restricted Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (x) the transferee must be a Loan Party or (y) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.03 and Section 7.06, respectively;

(d) so long as no Event of Default exists or would result therefrom, the Borrower may merge or amalgamate with any other Person or, assign all of the obligations hereunder to another Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower or in connection with any such assignment to another Person (any such Person under this clause (ii), the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia England and Wales, the Netherlands or the Grand Duchy of Luxembourg, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Successor Company shall cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent and Collateral Agent) in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Agent on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents and (F) the Administrative Agent shall have received all documentation and other information about the Successor Company that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; provided, further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.06; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10;

(f) any Permitted Reorganization may be consummated;

(g) so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation, Disposition or Asset Sale, the purpose of which is to effect an Asset Sale permitted pursuant to Section 7.05, may be effected; and

(h) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, in each case, by and among the Borrower and/or its Restricted Subsidiaries, the purpose of which is to effect a Permitted Reorganization.

SECTION 7.05 Asset Sales. Consummate an Asset Sale, unless:

(a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(b) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been irrevocably released from such liabilities,

(ii) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, subject to ordinary settlement periods,

(iii) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $25,000,000 and (y) 25.0% of EBITDA for the Borrower’s most recently ended four fiscal quarters ending immediately prior to the date of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose; and,

(iv) within ten (10) Business Days following receipt of Net Cash Proceeds in respect of such Asset Sale of (i) Collateral or (ii) other assets disposed of to a third-party who is not an Affiliate of the Borrower consisting of all of the Equity Interests of a Person and/or all of the assets constituting a business unit, a line of business or division of a Person, and, for purposes of this clause (ii), permitted to be disposed in accordance with, and disposed pursuant to, clause (a) of Section 7.05 of the Senior Credit Facilities (collectively, “Prepayment Assets”), the Borrower (or Restricted Subsidiary, as applicable) shall apply such Net Cash Proceeds as set forth in Section 2.05(b)(ii) to the extent applicable.

SECTION 7.06 Restricted Payments.

(a) Directly or indirectly:

(i) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than;

(A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or in Subordinated Shareholder Funding; or

(B) dividends or distributions by a Restricted Subsidiary payable to the Borrower or another Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Borrower, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation;

(iii) make any payment on (other than a payment-in-kind of interest), or redeem, repurchase, defease or otherwise acquire or retire for value any Intercompany Loan Obligations;

(iv) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Shareholder Funding or any other payment, including payments of interest on, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding) or any Subordinated Indebtedness other than any Intercompany Loan Obligations, other than:

(A) Indebtedness permitted under Section 7.03(b)(viii) hereof; or

(B) the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(v) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”); unless, at the time of such Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to Section 7.03(a); and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Notes Issue Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (z) thereof only) and (vi)(C) of Section 7.06(b), but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning on July 1, 2020 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(ii) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property) received by the Borrower or a Restricted Subsidiary since immediately after the Notes Issue Date from the issue or sale of:

(A) (1) Equity Interests of the Borrower, including Treasury Capital Stock (as defined below) or Subordinated Shareholder Funding, but excluding cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received from the sale of (x) Equity Interests or Subordinated Shareholder Funding to members of management, directors or consultants of the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower, after the Notes Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 7.06(b) and (y) Designated Preferred Stock; and

(2) to the extent such proceeds or other property are actually contributed to the capital of the Borrower or any Restricted Subsidiary, Equity Interests of the Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 7.06(b); or

(B) debt of the Borrower or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or a direct or indirect parent company of the Borrower or Subordinated Shareholder Funding;

provided, however, that this clause (ii) shall not include the proceeds from (w) Refunding Capital Stock (as defined below), (x) Equity Interests or convertible debt securities sold to the Borrower or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(iii) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property) contributed to the capital of the Borrower following the Notes Issue Date (other than (i) by a Restricted Subsidiary, (ii) from any Excluded Contributions or (iii) pursuant to the proviso in clause (xxiii) of Section 7.06(b); plus

(iv) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property) received by the Borrower or a Restricted Subsidiary by means of:

(A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the Notes Issue Date; or

(B) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Notes Issue Date;

provided, however, that this clause (iv) shall not include the proceeds from Net Cash Proceeds of any Asset Sale to the extent such Net Cash Proceeds have been applied to Restricted Payments made in accordance with clause (xix) of Section 7.06(b); plus

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Notes Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Borrower in good faith, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.

(b) Section 7.06(a) hereof shall not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration of such dividend or distribution or the giving of redemption notice, as the case may be, if at the date of declaration or notice such payment or redemption would have complied with the provisions of this Agreement;

(ii) (x) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent company of the Borrower, Subordinated Shareholder Funding or a substantially concurrent contribution to the equity of the Borrower, or any direct or indirect parent company of the Borrower, to the extent contributed to the Borrower or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (y) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of the Refunding Capital Stock, and (z) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Sections 7.06(b)(vi)(A) or 4.07(b)(vi)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 7.03 hereof;

(iv) a Restricted Payment to pay for the repurchase, redemption, defeasance, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent company of the Borrower in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed the greater of $1,500,000 and 1.5% of EBITDA in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $3,000,000 and 3.0% of EBITDA in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower or Subordinated Shareholder Funding and, to the extent contributed to the capital of the Borrower, Equity Interests or Subordinated Shareholder Funding of any of the direct or indirect parent companies of the Borrower, in each case to employees, directors, officers or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies, that occurs after the Notes Issue Date; plus

(B) the cash proceeds of key man life insurance policies received by the Borrower (or by any direct or indirect parent company to the extent actually contributed in cash to the Borrower) or any of its Restricted Subsidiaries after the Notes Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from employees, directors, officers or consultants of the Borrower, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Borrower or any of the Borrower’s direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in accordance with Section 7.03 hereof;

(vi)

(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any of its Restricted Subsidiaries after the Notes Issue Date; provided that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by or contributed as Subordinated Shareholder Funding to, the Borrower or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(B) a Restricted Payment to a direct or indirect parent company of the Borrower, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Notes Issue Date; provided that the amount of Restricted Payments paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the capital of the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.06(b)(ii);

provided, however, that, in the case of each of clause (A), (B) and (C) of this clause (vi), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 7.03(a) hereof, notwithstanding clause (x) of such Section 7.03(a);

(vii) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or convertible securities and payments of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock;

(viii) [reserved];

(ix) Restricted Payments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed $25,000,000;

(xi) [reserved];

(xii) any Restricted Payment used to fund or effect the Transactions and the fees and expenses related thereto;

(xiii) [reserved];

(xiv) (x) the declaration and payment of dividends, distributions or other amounts or the making of loans or advances by the Borrower, if applicable, in amounts required for any direct or indirect parent of the Borrower to pay federal, state, local, or foreign income taxes (as the case may be) to the extent such income taxes are paid by such parent and are attributable to the income of the Borrower and its Restricted Subsidiaries (including by virtue of such parent being the common parent of a consolidated, combined, unitary, or similar tax group of which the Borrower or its Restricted Subsidiaries are members) and, to the extent of the amount of income actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; (y) the declaration and payment of dividends, other distributions or other amounts or the making of loans or advances by the Borrower, if applicable, in amounts required for any direct or indirect parent of the Borrower, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower, if applicable, and general corporate operating and overhead costs and expenses of any direct or indirect parent of the Borrower, if applicable, in each case to the extent such costs, fees and expenses are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries; and (z) the declaration and payment of dividends, other distributions or other amounts or the making of loans or advances by the Borrower, if applicable, in amounts required to pay fees and expenses related to any unsuccessful equity or debt offering of such parent entity;

(xv) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xvi) [reserved];

(xvii) payments made in connection with cash management arrangements; provided that any such payments shall reduce amounts outstanding under the Intercompany Loan Obligations; and, provided further, that, after giving pro forma effect to any such Restricted Payment, the Borrower could incur $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 7.03(a), notwithstanding clause (x) of such Section 7.03(a);

(xviii) [reserved];

(xix) distributions, by dividend or otherwise, of Retained Declined Proceeds, provided that any such distributions shall reduce amounts outstanding under the Intercompany Loan Obligations; provided, however, that after giving pro forma effect to such distribution (and any other application of Net Proceeds), the Borrower could incur $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 7.03(a), notwithstanding clause (x) of such Section 7.03(a);

(xx) the distribution, by dividend or otherwise, of a Restricted Investment or any Investment made with a previously existing Restricted Investment, in each case in an amount not to exceed the amount attributed to such Restricted Investment at the time initially made;

(xxi) [reserved];

(xxii) [reserved]; and

(xxiii) payments of principal (including any increased amount as a result of the payment-in-kind of interest) on the French Intercompany Loan Obligations owing to CCWH; provided that, substantially concurrently with any such payment, CCWH pay or contribute an amount equal to the amount so received to the Borrower or a Restricted Subsidiary;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xx) and (xv) of this Section 7.06(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant Section 6.13. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 7.06 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary and such designation complies with Section 6.13.

SECTION 7.07 Transactions with Affiliates.

(a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $7,500,000 and 7.5% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of $15,000,000 and 15.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 7.01(a).

(b) Section 7.07(a) hereof shall not apply to the following:

(i) transactions between or among the Borrower or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by Section 7.06 hereof and Investments constituting Permitted Investments;

(iii) payments as described under Section 7.06(b)(xiv);

(iv) the payment of reasonable and customary fees and compensation paid to, and indemnities provided on behalf or for the benefit of, employees, officers, directors or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(v) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any arrangement or agreement and the transactions contemplated thereby with an affiliate as in effect as of the Notes Issue Date, including the Intercompany Loan Obligations, and any extension, amendment, restatement, modification or other supplement to, or replacement of, any of the foregoing otherwise permitted by this Agreement and so long as any such extension, amendment, restatement, modification or other supplement is not materially adverse in the good faith judgment of the Board of Directors to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Notes Issue Date;

(vii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Notes Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Notes Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise materially adverse in the good faith judgment of the Board of Directors to the Lenders when taken as a whole;

(viii) the Transactions and the payment of all fees and expenses related thereto, including Transaction Expenses related thereto;

(ix) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, contractors, joint venture partners, lessors or lessees of property or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) by the Borrower or a Restricted Subsidiary or Subordinated Shareholder Funding or any contribution to capital of the Borrower or any Restricted Subsidiary;

(xi) [reserved];

(xii) any transaction effected as part of a Qualified Receivables Financing;

(xiii) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the Board of Directors in good faith;

(xiv) payments in respect of any Public Debt held by Affiliates;

(xv) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of the lenders to such Unrestricted Subsidiaries in connection with bona fide lending or financing transactions; and

(xvi) any sale of securities (including Disqualified Stock but excluding other Capital Stock) made to an Affiliate on the same terms as are being made to non-Affiliate investors in any public or private sale of such securities and any related transactions involving such securities where such Affiliate is treated no more favorably than the non-Affiliate investors; provided that, in each case, at least 80% of such securities are sold to, in the case of a public or private sale of securities, or held by, in the case of other related transactions involving such securities, non-Affiliate investors.

Notwithstanding Sections 7.07(a) and 7.07(b) hereof, the Borrower will be permitted to engage in any Affiliate Transaction (i) involving the Intercompany Loan Obligations and (ii) involving Net Proceeds (or Net Cash Proceeds, as applicable) of Asset Sales (or Collateral Excess Proceeds and/or Excess Proceeds related thereto) applied in a manner that complies with Section 7.05 hereof.

SECTION 7.08 [Reserved].

SECTION 7.09 [Reserved].

SECTION 7.10 [Reserved].

SECTION 7.11 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) pay (x) dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (except for any dividend or liquidation priority between classes of Capital Stock) or (y) any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 7.11(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date;

(ii) (x) the Senior Credit Facilities and the related documentation and (y) this Agreement, the Loan Documents, the Intercreditor Agreement and any Acceptable Intercreditor Agreement;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 7.11(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (x) the Borrower or (y) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.03 and 7.01 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) [reserved];

(x) customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;

(xi) customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(xii) customary provisions contained in any Indebtedness incurred pursuant to any Credit Facilities as permitted pursuant to Section 7.03(b) and Section 7.01 and provided that a Responsible Officer reasonably and in good faith determines at the time such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Borrower’s or any Guarantor’s ability to make any payments, when due, with respect to the Obligations thereof and any other Indebtedness that is an obligation of the Borrower or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Administrative Agent;

(xiii) any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors or a member of senior management of the Borrower, are customarily incurred in connection with a Qualified Receivables Financing and that are necessary or advisable to effect such Qualified Receivables Financing; and

(xiv) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 7.11(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) of this Section 7.11(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a) or Section 6.04 (as it relates to the Borrower), Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) with an outstanding principal amount (or, in the case of a Swap Contract, Swap Termination Value) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness with an outstanding principal amount (or, in the case of a Swap Contract, Swap Termination Value) of not less than the Threshold Amount, or any other event occurs (other than (i) with respect to such Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to Secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the commitments or acceleration of the Loans pursuant to Article VIII; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money with an individual amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity. Any material provision of any Guarantee or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts or omissions by the Administrative Agent or the satisfaction in full of all the Loan Obligations (other than contingent indemnification and reimbursement obligations not yet accrued and payable and any other obligation (including a guarantee) that is contingent in nature) and termination of the aggregate Commitments, ceases to be in full force and effect or in the case of any Collateral Document, ceases to create a valid lien on the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Guarantee or any Collateral Document (other than in an informational notice delivered to the Administrative Agent and/or the Collateral Agent); or any Loan Party denies in writing that it has any or further liability or obligation under any Guarantee or any Collateral Document (other than as a result of repayment in full of the Loan Obligations (other than contingent indemnification and reimbursement obligations not yet accrued and payable and any other obligation (including a guarantee) that is contingent in nature), termination of the aggregate Commitments or release of the applicable Guarantee), or purports in writing to revoke or rescind any Guarantee or any Collateral Document, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or the Collateral Agent’s failure to file or maintain any filings required for perfection;

(j) Change of Control. There occurs any Change of Control; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under ERISA and the Code under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If, prior to the taking of any action under Section 8.02 (or the occurrence of any event set forth in the proviso thereto), any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action (including any action by a specified time), such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the date on which such action is unwound (in each case giving effect to any amendments or waivers under Section 10.01; provided that, subject in all respects to subsection (iv) of the immediately succeeding paragraph, an Event of Default resulting from the failure to deliver a notice pursuant to Section 6.03 shall cease to exist and be cured in all respects if the Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph). Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Loan Documents.

Notwithstanding anything to the contrary in this Section 8.01, an Event of Default (the “Initial Default”) may not be cured pursuant to the immediately preceding paragraph:

(i) if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that was not permitted that the Initial Default had occurred and was continuing;

(ii) in the case of an Event of Default under Section 8.01(i) that directly results in material impairment of the rights and remedies of the Lenders and Administrative Agent under the Loan Documents and that is incapable of being cured;

(iii) in the case of an Event of Default under Section 8.01(c) arising due to the failure to perform or observe Section 6.06 that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party;

(iv) in the case of an Initial Default for which (i) the Borrower failed to give notice to the Administrative Agent of such Initial Default in accordance with Section 6.03 of this Agreement and (ii) the Borrower had actual knowledge of such failure to give such notice; or

(v) if the Initial Default had a material adverse effect on the Administrative Agent, in its capacity as such.

SECTION 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Sections 8.01(f) or (g) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Total Assets of such Subsidiary together with the Total Assets of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5.0% of the Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

SECTION 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to the Intercreditor Agreement or any Acceptable Intercreditor Agreement then in effect, in the following order:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest (including, but not limited to, Post-Petition Interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, face amounts of the Loans;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification and reimbursement obligations not yet accrued and payable and any other obligation (including a guarantee) that is contingent in nature), to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above). Each Cash Management Bank and Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and Collateral Agent, regardless of whether a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. The provisions of this Article IX are solely for the benefit of, and among the Administrative Agent, the Collateral Agent, the Lenders, and neither the Borrower nor any other Loan Party shall be bound by or have rights as a third party beneficiary of any such provisions (except to the extent such rights are set forth herein, including with respect to such rights in Section 9.09).

(b) Solely for the purpose of the Belgian Security Agreements, the Secured Parties hereby appoint the Collateral Agent as its representative (vertegenwoordiger/représentant) in accordance with (i) Article 5 of the Belgian Act of 15 December 2004 on financial collateral and (ii) Article 3 of the statute regarding proprietary security on movable assets as set out in Title XVII (Zakelijke zekerheden op roerende goederen/Des sûretés réelles mobilières) of Book III of the Belgian Civil Code (each as amended and/or replaced from time to time), which appointment is hereby accepted.

(c) Each Lender hereby irrevocably appoints, designates and authorizes JPMorgan to act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Article X as if set forth in full herein with respect thereto.

SECTION 9.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Article IX (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the

Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article IX (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

SECTION 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and/or the Collateral Agent (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (or shall have any duty to ascertain or inquire into) (A) any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or made in any written or oral statements or in any financial or other statements or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, (B) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (C) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations or (D) the value or the sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein or that the Liens granted to the Collateral Agent have been properly or sufficiently created, perfected, protected, enforced or entitled to any particular priority, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. Anything contained herein to the contrary notwithstanding, no Agent-Related Person shall have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof or shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct. The exculpatory provisions of this Article IX shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and their respective activities in connection with the syndication of credit facilities provided for herein as well as activities of the Administrative Agent and/or the Collateral Agent.

SECTION 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance).

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

SECTION 9.05 Notice of Default. None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide (and shall not be liable for the failure to provide) any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent or the Collateral Agent.

SECTION 9.08 Agents in their Individual Capacities. JPMorgan and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMorgan were not the Administrative Agent and the Collateral Agent hereunder and without notice to or consent of (nor any duty to accept therefor to) the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include JPMorgan in its individual capacity.

SECTION 9.09 Successor Agents. The Administrative Agent and the Collateral Agent may resign as the Administrative Agent and Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent meeting the qualifications set forth above, which successor may not be a Defaulting Lender or Disqualified Lender. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c), and the retiring Administrative Agent’s or retiring Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation, as applicable, hereunder as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent, as applicable, under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent, as applicable, hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or the successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, as applicable, and its agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent and/or Collateral Agent, as applicable.

SECTION 9.10 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender a to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders and each other Secured Party irrevocably agrees that:

(a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the aggregate Commitments and payment in full of all Loan Obligations (other than contingent indemnification and reimbursement obligations not yet accrued and payable and any other obligation (including a guarantee) that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below and/or (v) if the property subject to such Lien becomes property or assets that constitute excluded property, excluded assets or any equivalent term;

(b) the Collateral Agent is authorized to (and each Secured Party irrevocably requires the Administrative Agent to promptly) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Permitted Collateral Lien; provided that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only occur with respect to any Lien on such property that is described in clauses (6) and/or (30) of the definition of “Permitted Liens” to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(c) if any Subsidiary Guarantor becomes an Excluded Subsidiary (other than any Excluded Subsidiary the Borrower elects to maintain as a Subsidiary Guarantor) or is transferred to any Person other than the Borrower or a Restricted Subsidiary, in each case as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer), (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Equity or are being transferred to a Person that is not a Loan Party) shall be automatically released; provided that (i) [reserved], (ii)(A) solely in the case of any election to maintain a Non-U.S. Discretionary Guarantor as a Subsidiary Guarantor, consent of the Administrative Agent shall be required prior to such election, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that such consent may be withheld if the Administrative Agent reasonably determines that such Non-U.S. Discretionary Guarantor is organized under the laws of a jurisdiction (1) where the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (2) where the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (3) that is not a member of the Organization for Economic Cooperation and Development or is the target of any Sanctions; provided that no such consent shall be required for the Borrower’s election to maintain an Excluded Subsidiary as a Subsidiary Guarantor if such Excluded Subsidiary was already a Guarantor and has not changed its jurisdiction of organization and/or is organized under the laws of the United States, Canada, the United Kingdom, Ireland the Netherlands and Luxembourg) and (B) unless previously provided with respect to such Non-U.S. Discretionary Guarantor, the Administrative Agent shall have received at least two (2) Business Days prior to such election all documentation and other information in respect of such Excluded Subsidiary as has been reasonably requested by the Administrative Agent in writing that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it in accordance with, and subject to, the provisions of this Agreement) and (iii) the release of any Subsidiary Guarantor from its obligations under the Loan Documents solely as a result of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (l) of the definition thereof shall only be permitted if, at the time such Subsidiary Guarantor becomes such an Excluded Subsidiary, (A) no Specified Event of Default has occurred and is continuing and (B) such Subsidiary Guarantor so becomes such an Excluded Subsidiary as a result of a joint venture or other strategic transaction permitted hereunder entered into for a bona fide operating business purpose.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent and Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, upon the reasonable request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that the transactions giving rise to such request have been consummated in accordance with this Agreement and the other Loan Documents. Any such certificate delivered by the Borrower in accordance with this Section 9.11 shall be conclusive and binding. Each Secured Party irrevocably authorizes and directs the Administrative Agent to rely on any such certificate without independent investigation and release its interests in any Collateral or release any Subsidiary Guarantor from its obligations under the Loan Documents (including, in each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral); it being acknowledged and agreed by each Secured Party that the Administrative Agent, in its capacity as such, shall have no liability with respect to relying on such certificate and taking actions to evidence such release.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral (including through any right of setoff) or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.12 Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arranger, or other Persons identified on the facing page or signature pages of this Agreement as a “lead arranger and bookrunner,” “documentation agents” “managers” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14 Withholding Tax. To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, this Section 9.14 shall not limit or expand the obligations of the Loan Parties under Section 3.01 or any other provision of this Agreement.

SECTION 9.15 [Reserved].

SECTION 9.16 Acknowledgements of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.16(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 9.16(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(v) Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates (other than any Affiliated Lender) shall have any obligation or liabilities directly or indirectly arising out of this Section 9.16.

SECTION 9.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that the waiver of (or amendment to the terms of) (i) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) any “most favored nation” provisions and the application thereof shall not constitute a postponement or reduction of the amount of interest or other amounts;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that any change to the definition of any financial ratio (including the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio and/or the Fixed Charge Coverage Ratio) shall not constitute a reduction of the amount of interest, fees or other amounts payable; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04 and/or Section 7.05), without the written consent of each Lender;

(f) release all or substantially all of the value of the Guarantees in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender;

(g) solely to the extent such change would alter the ratable sharing of payments, change any provision of Section 2.13 or Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(h) change the stated currency in which any Lender is required to make Loans or the Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders); or

(i) contractually subordinate in right of payment the Obligations or contractually subordinate the Liens granted to the Administrative Agent securing the Obligations with respect to all or a material portion of the Collateral to any other Indebtedness for borrowed money, except (A) Indebtedness that is permitted to be senior in right of payment to such Obligations and/or be secured by a Lien on the Collateral that is senior to such lien under this Agreement as in effect on the Closing Date, (B) any “debtor in possession” facility or (C) any other Indebtedness for borrowed money so long as the opportunity to participate in such Indebtedness is offered ratably (on substantially the same terms, other than bona fide backstop, arrangement or similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) to each directly and adversely affected Lender (based on the amount of obligations that are directly and adversely affected thereby held by each such Lender) at the time of the consummation of such transaction, without the written consent of each Lender directly and adversely affected thereby;

and provided, further that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) [reserved] (v); Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (vi) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vii) [reserved]; (viii) [reserved], and (ix) the conditions precedent set forth in Section 4.01 to a Credit Extension of Term Loans on the Closing Date may be amended or rights and privileges thereunder waived only with the consent of the Term Lenders holding more than 50.0% of the Commitments on such date. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure (x) ambiguities, errors, mistakes, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; it being agreed that in the case of any conflict between this Agreement and any other Loan Document, the provisions of this Agreement shall control (except that in the case of any conflict between this Agreement and an Acceptable Intercreditor Agreement, such Acceptable Intercreditor Agreement shall control). Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects, (ii) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (iii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans (including to add provisions that are more favorable to the relevant Class of Lenders holding such Term Loans, but not provisions that are adverse to such Class of Lenders

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the

Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;

(ii) if to the Administrative Agent from the Borrower, to JP Morgan Chase Bank, N.A. at the address separately provided to the Borrower; and

(iii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by e-mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the non-“PUBLIC” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower other than those arising as a result of such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment).

(f) Notice to Other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees (a) to the extent the Closing Date occurs, to pay or reimburse the Administrative Agent, the Lead Arranger for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of one primary counsel and one local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) and (b) to pay or reimburse the Administrative Agent, the Lead Arranger and the Lenders (taken as a whole) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all fees, costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such fees, costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one firm of outside counsel to the Administrative Agent (and one local counsel in each appropriate jurisdiction (which to the extent necessary may include a single special counsel acting for multiple jurisdictions)) (and, in the case of an actual or reasonably perceived conflict of interest, where the Person(s) affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Persons)). The foregoing fees, costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each Lead Arranger and their respective Affiliates, and the directors, officers, employees, counsel, agents, advisors, and other representatives and the successors and permitted assigns of each of the foregoing (without duplication)(collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages and claims (collectively, the “Losses”), and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one primary firm of counsel for all Indemnitees and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) for all Indemnitees (and, in the case of an actual or reasonably perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Indemnitees)), but no other third party advisors without the Borrower’s prior consent (not to be unreasonably withheld or delayed) of any such Indemnitee arising out of, resulting from, or in connection with, any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Agreement, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrower, its Affiliates or creditors or any other third party Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory

(including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses and related expenses resulted from (x) the willful misconduct or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than, to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates, with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents unless such claim arose from the exceptions specified in clauses (x) and (y) (as determined by a court of competent jurisdiction in a final and non-appealable decision)). No Indemnitee, nor any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement and, without in any way limiting the indemnification obligations set forth above, no Indemnitee or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations hereinabove to the extent such damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification or reimbursement hereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty days after demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial decision in a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

It is agreed that the Loan Parties shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without the Borrower’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower agree to indemnify and hold harmless each Indemnitee from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 10.05.

The Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee, and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

SECTION 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, or any Lender, or any Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, after the Closing Date with respect to any Facility, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement in respect of such Facility (including all or a portion of its Commitment and the Loans at the time owing to it) together with a proportional interest in the Collateral Documents governed by Swedish law with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, no consent of the Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund to the extent that such assignments are made in the primary syndication and to whom the Borrower has consented on or prior to the Closing Date or (2) if a Specified Event of Default has occurred and is continuing, to any Assignee; provided, further that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after a Responsible Officer having received written notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D) the Assignee shall not be a natural person, Defaulting Lender, a Disqualified Lender, (other than as set forth in Section 2.05(d) or clause (F) below) any Loan Party or any of its Affiliates; provided that the list of Disqualified Lenders shall be made available to the Lenders; and

(E) the Assignee shall not be a Defaulting Lender; and

(F) in case of an assignment to an Affiliated Lender, (1) any Loans assigned to an Affiliated Lender shall be canceled promptly upon such assignment, (2) any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any Assignment and Assumption executed in connection with such purchases or sales and (3) no Affiliated Lender may purchase any Loans so long as any Event of Default has occurred and is continuing.

Notwithstanding anything to the contrary, this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 3.01, 3.03, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it has been recorded in the Register pursuant to this Section 10.07(d). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to its own interests only) at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the parties intend and shall treat the Loans (and any participation made pursuant to Section 10.07(e)) as being at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender. The Borrower agrees that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any other Person, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.03, subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (it being agreed that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender. Any Lender that sells participations and any Lender that grants a Loan to a SPC shall maintain a register on which it enters the name and the address of each Participant and/or SPC and the principal and interest amounts of each Participant’s and/or SPC’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest or granted Loan as the owner thereof for all purposes notwithstanding any notice to the contrary. The Borrower agrees that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Participant Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Code.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or similar central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01 and 3.03, subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.03) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) [Reserved].

(k) [Reserved].

(l) Disqualified Lenders. (i) No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.07 (without giving effect to any deemed consent by the Borrower), in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender at any time after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) for purposes of assignments subsequent to such time, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) [reserved], (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the current trading price of such Term Loans and (z) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) such assignment does not conflict with applicable Laws, (ii) such assignment shall be accompanied by any assignment fee and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right to provide the List of Disqualified Lenders to each Lender or Participant requesting the same.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance by other parties with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or whether a Lender is a Net Short Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender.

Notwithstanding anything to the contrary in this Section 10.07, there shall be no restrictions on the ability of the Administrative Agent to make assignments pursuant to the credit bidding provision in last paragraph of Section 9.10 and such assignment such be made without regard to (without limitation) any transfer or assignment fee, any restrictions on Eligible Assignees or minimum assignment amounts.

SECTION 10.08 Confidentiality. Each of the Agents (on behalf of themselves and any Agent-Related Person) and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and their respective directors, officers, employees, managers, administrators, limited partners, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information or who are subject to customary confidentiality obligations of professional practice or who are bound by the terms of this paragraph (or language substantially similar to this paragraph)); (b) to the extent required or requested by any Governmental Authority including any self-regulatory authority such as the National Association of Insurance Commissioners; provided that, other than with respect to requests or requirements by such Governmental Authority pursuant to its oversight or supervisory function over such Agent or Lender (or their affiliates) for purposes of clauses (b) or (h), such Agent or Lender shall (i) give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement, (ii) cooperate with the Loan Party to obtain a protective order or similar confidential treatment (or, in the case of any requests or requirements by a Governmental Authority pursuant to its oversight or supervisory function, inform such Governmental Authority of the confidential nature of such information), and (iii) only disclose that portion of the Information as counsel for such Agent or Lender advises such Person it must disclose pursuant to such requirement; (c) to the extent required by applicable Laws or regulations, or by any subpoena or similar legal process; (d) to any other party to this Agreement;

(e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the identity of Disqualified Lenders may be disclosed to any assignee or participant, or prospective assignee or participant), and to the extent required by a potential or actual insurer or reinsurer or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) is or was received by any Agent, any Lender or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, subject to the exclusive right of the Administrative Agent and the Collateral Agent to exercise remedies under Section 9.11, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and the Subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust, or tax withholding accounts) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.10 Counterparts; Electronic Execution. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby (including without limitation Assignment and Assumptions, amendments, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agree that, for all purposes, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14 GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

(d) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS CLEAR CHANNEL OUTDOOR, LLC, WITH OFFICES ON THE DATE HEREOF AT 200 PARK AVENUE, SUITE 701, NEW YORK, NEW YORK 10166, OR ANY SUCCESSOR, AS ITS AUTHORIZED AGENT (THE “AUTHORIZED AGENT”), UPON WHOM PROCESS MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THE BORROWER HERBY REPRESENTS AND WARRANTS THAT THE AUTHORIZED AGENT HAS ACCEPTED SUCH APPOINTMENT AND HAS AGREED TO ACT AS SAID AGENT FOR SERVICE OF PROCESS, AND THE BORROWER AGREES TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL DOCUMENTS THAT MAY BE NECESSARY TO CONTINUE SUCH RESPECTIVE APPOINTMENT IN FULL FORCE AND EFFECT AS AFORESAID. SERVICE OF PROCESS UPON THE AUTHORIZED AGENT SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER COURT OF COMPETENT JURISDICTION.

SECTION 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.17 [Reserved].

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the express benefit of the parties hereto and may be enforced by the Loan Parties. For the avoidance of doubt, the foregoing does not prevent or limit a Hedge Bank from exercising any rights to close out and/or terminate any Secured Hedge Agreement or transaction thereunder to which it is a party or net any such amounts in each case pursuant to the terms of such Secured Hedge Agreement.

SECTION 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

SECTION 10.20 Acceptable Intercreditor Agreements.

(a) Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into any Acceptable Intercreditor Agreement, in each case, as Collateral Agent or Administrative Agent hereunder, as applicable, and on behalf of such Lender or other Secured Party.

(b) The foregoing provisions are intended as an inducement to the lenders or noteholders (or any agent, trustee or other representative thereof) party to such Acceptable Intercreditor Agreement to extend credit to the Borrower and such Persons are intended third party beneficiaries of such provisions.

SECTION 10.21 Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Loan Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties; provided that this clause (f) shall not prohibit the availability to the Loans Parties of the defense of payment, performance, release or termination of the Loan Obligations.

SECTION 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) in addition to providing or participating in commercial lending facilities such as that provided hereunder, the Administrative Agent, each Lender and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

SECTION 10.24 [Reserved].

SECTION 10.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 10.26 Belgian Legal Matters. Each party agrees that upon a transfer of rights and obligations, or an assignment of rights, under this Agreement or any Loan Documents, by an existing Lender to a new Lender, any Lien created under the Collateral Documents and/or guaranty given under the Loan Documents shall be maintained for the benefit of the security agent, the new Lender and the remaining Secured Parties as and to the extent contemplated by the Loan Documents, including, for the purposes of articles 5.247 of the Belgian Civil Code.

Any person who becomes a Lender after the date of this Agreement expressly waives any priority of ranking they may have in connection with the Loan Documents pursuant to Article 4 of the Belgian mobilisation law of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector, as amended from time to time.

SECTION 10.27 Parallel Liability. Each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time). The parties agree that:

(a) a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(b) a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(c) a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Collateral Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(d) for purposes of this Section 10.27, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral Document securing a Parallel Liability on trust.

ARTICLE XI

Collateral

SECTION 11.01 Collateral Documents.

(a) The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Loan Obligations when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration or otherwise, and interest on the overdue principal of, premium and interest on the Loan Obligations and performance of all other Obligations of the Borrower and the Guarantors to the Lenders or the Administrative Agent under this Agreement, the Loan Obligations, the Guarantees (solely in respect of the Guarantee of any Guarantor that is either (i) a Collateral Subsidiary or (ii) the direct parent company of a Collateral Subsidiary (in the case of this subclause (ii), solely in respect of the pledge of such Collateral Subsidiary’s Capital Stock) (for purposes of this Article XI, each of the Guarantors described in clauses (i) and (ii), the “Secured Guarantors” and, together with the Borrower and Parent (solely in respect of the pledge of the Borrower’s Capital Stock and the pledge of any intercompany receivables owed to Parent by any of the Guarantors which are Collateral Subsidiaries), the “Grantors”) and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement and the Legal Reservations. The Administrative Agent and the Borrower hereby acknowledge and agree that the Collateral Agent holds the security interest in the Collateral for the benefit of itself in trust or otherwise, the Lenders and the Administrative Agent and pursuant to the terms of this Agreement, the Collateral Documents and the Intercreditor Agreement.

(b) Each Lender will be deemed to have: (1) appointed and authorized the Collateral Agent and the Administrative Agent to give effect to the provisions in the Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Collateral Documents; (2) authorized the Collateral Agent and the Administrative Agent, as applicable, to act in its name and on its behalf to enter into the Collateral Documents and the Intercreditor Agreement and to be bound thereby and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith; (3) agreed to be bound by the provisions of the Intercreditor Agreement, any Acceptable Intercreditor Agreements and the Collateral Documents; (4) agreed and acknowledged that the Collateral Agent will administer the Collateral in accordance with the Intercreditor Agreement, any Acceptable Intercreditor Agreement, this Agreement and the Collateral Documents; and (5) irrevocably appointed the Collateral Agent and the Administrative Agent to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Collateral Documents.

(c) The Borrower shall deliver or cause to be delivered to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents to which the Collateral Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01(c), to provide to the Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement and of the Loan Obligations secured hereby, according to the intent and purposes herein expressed. The Borrower shall, and shall cause each of the other Grantors to, take any and all actions and make all filings required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Borrower and the Secured Guarantors to the Lenders and the Administrative Agent, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject in each case to the Legal Reservations, the Agreed Security Principles and the terms of the Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Lenders and the Administrative Agent, subject to no Liens other than Permitted Collateral Liens.

(d) The security interests in the Collateral securing the Loan Obligations will not be required to be in place on the Closing Date and will not be perfected on such date, but will be required to be put in place by no later than 120 days after the Closing Date, as such date will be extended with the written consent of the Administrative Agent (not to be unreasonably withheld).

(e) Notwithstanding any provision hereof to the contrary, the provisions of this Article XI are qualified in their entirety by the Agreed Security Principles and the Legal Reservations, and neither the Borrower nor any Guarantor shall be required pursuant to this Agreement or any Collateral Document to take any action that would be inconsistent with the Agreed Security Principles or the Legal Reservations.

SECTION 11.02 New Collateral Subsidiaries. From and after the Closing Date, each Subsidiary which is a Collateral Subsidiary (and, solely in respect of the pledge of such Collateral Subsidiary’s Capital Stock, the direct parent company of such Collateral Subsidiary) shall, subject to the Agreed Security Principles, by no later than (i) 120 days after the date on which it becomes a Guarantor; or (ii) to the extent that such Person was already a Guarantor at the point that it became a Collateral Subsidiary, by no later than 120 days after the Borrower became aware that such Guarantor had become a Collateral Subsidiary (as determined by the Borrower in good faith on the basis of the most recently ended fiscal year ending immediately prior to the date of determination for which financial statements have been furnished pursuant to clause (a) of Section 6.01), execute and deliver such security instruments, financing statements (or any local law equivalent) and such certificates as are required under this Agreement or any Collateral Document to vest in the Collateral Agent a security interest (subject to the terms of the Intercreditor Agreement, any

Acceptable Intercreditor Agreement and Permitted Collateral Liens, including any pari passu liens that secure obligations in respect of any other First Lien Obligations) over such of its assets which are intended to constitute Collateral pursuant to the Agreed Security Principles, and thereupon all provisions of this Agreement and the Collateral Documents relating to the Collateral shall be deemed to relate to such Collateral to the same extent and with the same force and effect.

SECTION 11.03 Release of Liens in Respect of the Loan Obligations.

(a) The Collateral Agent’s First Liens upon the Collateral will no longer secure the Loan Obligations outstanding under this Agreement or any other Obligations under this Agreement, and the right of the Lenders of the Loan Obligations and such Obligations to the benefits and proceeds of the Collateral Agent’s First Liens on the Collateral will automatically and immediately terminate and be automatically and immediately discharged (without further action from any Person):

(i) in connection with any sale or other disposition of Collateral to (x) any Person that is not the Borrower or a Loan Party (but excluding any transaction subject to Section 7.04), if such sale or other disposition does not violate Section 7.05 and is otherwise not prohibited under this Agreement or (y) any Restricted Subsidiary; provided that this clause (a)(i) shall not be relied upon in the case of a transfer of Capital Stock, obligations under proceeds loans owed to the Borrower, or accounts receivable (including intercompany loan receivables and hedging receivables) to a Restricted Subsidiary (except, in the case of accounts receivable, to a Receivables Subsidiary) unless the relevant property and assets remain subject to, or otherwise become subject to a Lien in favor of the Loan Obligations following such transfer, sale or disposal;

(ii) in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Agreement, the release of the liens over the property and assets, and Capital Stock, of such Guarantor;

(iii) [reserved];

(iv) [reserved];

(v) upon payment in full and discharge of all Loan Obligations outstanding under this Agreement and all obligations that are outstanding (other than contingent indemnification and reimbursement obligations not yet accrued and payable and any other obligation (including a guarantee) that is contingent in nature), due and payable under this Agreement at the time of the Loan Obligations are paid in full and discharged (other than contingent indemnification and reimbursement obligations not yet accrued and payable and any other obligation (including a guarantee) that is contingent in nature);

(vi) if the Borrower designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary;

(vii) upon the contribution of any claim of the Borrower or any Restricted Subsidiary, which is subject to a Lien, to the equity of the Borrower or any of the Restricted Subsidiaries; provided that such contribution is made in compliance with the Intercreditor Agreement;

(viii) [reserved];

(ix) in whole or in part, with the consent of the holders of the requisite percentage of Loan Obligations in accordance with the provisions of Section 10.01(e) or (f) hereof, as applicable;

(x) as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (ii) above), if directed by the Required Lenders; provided, that this clause (x) shall not apply to sales or dispositions subject to Section 7.04 or Section 7.05;

(xi) where such liens are not required to be granted under the Agreed Security Principles (including where the assets subject to such Liens are or have become (or will become) property or assets that constitute excluded property, excluded assets or any equivalent term) or as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction; or

(xii) where such Guarantor ceases to be a Collateral Subsidiary, as determined by the Borrower in good faith on the basis of the most recently ended four fiscal quarters ending immediately prior to the date of determination for which financial statements have been furnished pursuant to either clause (a) or clause (b) of Section 6.01.

(b) In addition, the security interests created by the Collateral Documents will be released (i) in accordance with the Intercreditor Agreement or any Acceptable Intercreditor Agreement and (ii) as may be permitted by Section 11.06. The interests under the Collateral Documents may be subordinated, as directed by an Act of Required First Lien Secured Parties accompanied by an Officer’s Certificate to the effect that the subordination was permitted by each applicable First Lien Document.

(c) At the request and expense of the Borrower or the relevant pledgor, the Collateral Agent and, to the extent required or necessary, the Administrative Agent will take all reasonably necessary action required to effectuate and/or evidence any release of Collateral securing the Loan Obligations and the Guarantees, in accordance with the provisions of the Agreement, the Intercreditor Agreement or any Acceptable Intercreditor Agreement and the relevant Collateral Document, subject to customary protections and indemnification, if applicable. Each of the releases set forth above shall be effected by the Collateral Agent without the consent of the Lenders or any action on the part of the Administrative Agent (unless action is required by it to effect such release). The Collateral Agent and the Administrative Agent shall be entitled to request and rely solely upon an Officer’s Certificate certifying which circumstance, as described above, giving rise to a release of the security interests has occurred, and that such release complies with the Agreement.

SECTION 11.04 Relative Rights. Nothing in this Agreement or the Collateral Documents will:

(a) impair, as to the Borrower and the Lenders, the obligation of the Borrower to pay principal of, premium and interest and liquidated damages, if any, on the Loan Obligations in accordance with their terms or any other obligation of the Borrower or any Guarantor;

(b) affect the relative rights of Lenders as against any other creditors of the Borrower or any Guarantor (other than holders of other First Lien Obligations); or

(c) restrict the right of any holder of Loan Obligations to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any assets (including Collateral)).

SECTION 11.05 Further Assurances. On or following the Closing Date and subject to this Agreement and the Collateral Documents, the Grantors shall, subject to the Agreed Security Principles, execute any and all further documents, financing statements (including continuation statements and amendments to financing statements) (or any local law equivalent), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the security interests created or intended to be created by the Collateral Documents in the Collateral.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CLEAR CHANNEL INTERNATIONAL B.V. as the Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Lender signature pages on file with the Administrative Agent]

EXHIBIT M

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles

(a)

The guarantees and security to be provided under the Loan Documents will be given in accordance with the security principles set out in this Exhibit M (the “Agreed Security Principles”). This Exhibit M identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided in relation to the Loan Documents.

(b)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group (as defined in the Intercreditor Agreement) in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Collateral Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security or accession document shall be subject to such limit;

(ii)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs, guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security;

(iii)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Collateral Agent before signing any applicable security document or accession document, the relevant member of the Group shall, in relation to a contractual prohibition or restriction only, use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(iv)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Borrower and the Collateral Agent;

(v)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets, in which event security will not be taken over such assets;

(vii)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Collateral Agent specifies prior to the date of the security or accession document that the asset is material and the Borrower is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(viii)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Acceleration Event (as defined in the Intercreditor Agreement) (a “Declared Default”) which is continuing, and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)

no member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Commitments and the Loans if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Indebtedness permitted by the Loan Documents and/or to the extent constituting a Permitted Lien unless specifically required by a Loan Document to the contrary;

(xi)

no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment, transfer or sub-participation by a Secured Party (and, unless explicitly agreed to the contrary in the Loan Documents, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment, transfer or sub-participation by a Secured Party);

(xii)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xiii)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security (as defined in the Intercreditor Agreement) over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document) provided that this paragraph (xiii) shall not apply to any Transaction Security granted over shares in Collateral Subsidiaries on the Closing Date;

(xiv)

to the extent legally effective, all security will be given in favour of the Collateral Agent and not the Secured Parties individually (with the Collateral Agent to hold one set of security documents for all the Secured Parties (as defined in the Intercreditor Agreement)); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents); no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Secured Party;

(xv)

guarantees and security will not be required from, or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xvi)

each security document shall be deemed not to restrict or condition any transaction not prohibited under this Agreement or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xvii)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xviii)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any set-off granted to them under the terms of the Loan Documents prior to the occurrence of a Declared Default which is continuing;

(xix)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xx)

other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group or in an Excluded Jurisdiction or otherwise over the shares of a member of the Group located in an Excluded Jurisdiction; and

(xxi)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Declared Default is continuing.

2.	Guarantees

Subject to the guarantee limitations set out in the Loan Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities and obligations of the Borrower and the Guarantors under the Loan Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3.	Secured Liabilities

Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities and obligations of the Borrower and the Guarantors under the Loan Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

4.	Overriding Principle

(a)

The guarantees and security to be provided in respect of the Loan Documents in accordance with these Agreed Security Principles are only to be given by (or over shares held in) wholly owned Material Subsidiaries which are incorporated in England and Wales, the Netherlands, Sweden and Belgium and not any other jurisdiction (each other jurisdiction being an “Excluded Jurisdiction”) and no security or guarantees shall be required to be given by (or over shares, ownership interests or investments in) any person incorporated in an Excluded Jurisdiction.

(b)	The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted by or in relation to:

(i)	the Parent over:

(A)	its shares in the capital of the Borrower; and

(B)

any receivable in respect of any intercompany loan entered into between the Parent (as lender) and the Borrower or any Collateral Subsidiary not incorporated in an Excluded Jurisdiction (as borrower) (each such receivable being a “Structural Intercompany Receivable”);

(ii)	the Borrower over any Structural Intercompany Receivables between the Borrower (as lender) and any Collateral Subsidiaries not incorporated in an Excluded Jurisdiction (as borrower);

(iii)	the Borrower and any Collateral Subsidiary over its material bank accounts (without control over use unless a Declared Default is continuing); and

(iv)	any holding company of a Collateral Subsidiary (whether or not such holding company is a Guarantor) over its shares in such Collateral Subsidiary,

(the “Overriding Principle”) and that no other security shall be required to be given by any other member of the Group or in relation to any other asset unless specifically otherwise requested or agreed to by the Borrower (in its absolute discretion).

5.	Governing law and jurisdiction of security

(a)	All security (other than share and receivables security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security.

(b)

No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated, other than in respect of share security, where customary (and subject to the other provisions of these Agreed Security Principles).

(c)	Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary.

(d)	Receivables security shall be governed by the law of the underlying receivable.

6.	Terms of security documents

The following principles will be reflected in the terms of the Collateral Documents and any other applicable Loan Documents:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default which is continuing;

(b)

the beneficiaries of the security, the Collateral Agent or the Administrative Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Loan Documents; accordingly:

(i)

they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security; and

(ii)

notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) not prohibited by the Senior Secured Finance Documents (as defined in the Intercreditor Agreement) or where Required Creditor Consent (as defined in the Intercreditor Agreement) has been obtained and the Collateral Agent shall promptly enter into such documentation and/or take such other action as is required by the Borrower or a Guarantor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Collateral Agent entering into such documentation and/or taking such other action at the request of the Borrower or such Guarantor (as applicable) pursuant to this paragraph (ii) shall be for the account of the Borrower or such Guarantor (as applicable), in accordance with the costs and expenses provisions set out in the Intercreditor Agreement and such provision shall be included in each security document;

(d)

no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Collateral Agent and at intervals no more frequent than annually (unless required more frequently under local law); and

(h)

each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document.

7.	Bank accounts

(a)

If the Borrower or any other Guarantor grants security over its material bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of a Declared Default which is continuing (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use).

(b)

For the avoidance of doubt, (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use) there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold, sweep or pay cash or receivables in a particular account until the occurrence of a Declared Default which is continuing.

(c)

Where “fixed” security is required, if required by local law to perfect the security and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within ten (10) Business Days of the date of the creation of the security over such account and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of a Declared Default which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(f)	No security will be required to be granted over any account:

(i)	in which securities or other non-cash assets are held or to be held;

(ii)	which is subject to any cash pooling or similar arrangement;

(iii)	which is designated or to be designated as a collections or similar account in respect of any factoring or receivables financing arrangement; or

(iv)	which is designated as a cash collateral or similar account in respect of any indebtedness.

8.	Fixed assets

Without prejudice to the Overriding Principle, if the Borrower or any other Guarantor grants security over its material fixed assets it will be free to deal with those assets in the course of its business until the occurrence of a Declared Default which is continuing. No notice, whether to third parties or by attaching a notice to the fixed assets, will be prepared or given until the occurrence of a Declared Default which is continuing.

9.	Insurance policies

(a)

Without prejudice to the Overriding Principle, a member of the Group may grant security over its material insurance policies (excluding any third party liability or public liability insurance and any directors and officers insurance) in respect of which claims thereunder may be mandatorily prepaid, provided that the relevant insurance policy allows security to be so granted. Notice of any security interest over insurance policies will only be served on an insurer of the Group assets upon written request of the Collateral Agent, which may only be given after the occurrence of a Declared Default which is continuing.

(b)	Prior to a Declared Default which is continuing, no loss payee or other endorsement will be made on the insurance policy and no Secured Party will be named as co-insured.

10.	Intellectual property

(a)

Without prejudice to the Overriding Principle, if security is granted over the relevant material intellectual property, the grantor shall be free to deal with, use, licence and otherwise commercialise those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business) until a Declared Default which is continuing.

(b)	No security will be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement.

(c)

Notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Collateral Agent, which may only be given after the occurrence of a Declared Default which is continuing. No intellectual property security will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any relevant supra-national registry. Security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

11.	Structural Intercompany Receivables

(a)	Until a Declared Default has occurred and is continuing:

(i)	the Borrower or any other Guarantor will be free to deal with, amend, waive, repay or terminate its Structural Intercompany Receivables; and

(ii)

unless required under local law in order to perfect any Transaction Security over Structural Intercompany Receivables, no lists of or other information in respect of Structural Intercompany Receivables will be required to be disclosed.

(b)	If required under local law, security over Structural Intercompany Receivables will be registered subject to the general principles set out in these Agreed Security Principles.

12.	Real estate

(a)

Without prejudice to the Overriding Principle, no fixed security shall be granted over real property provided that this shall not restrict any real property being secured under a floating charge (or other similar security) under a security document which charges all of the assets of the Borrower or any other Guarantor but excluding (i) any unregistered real property which, if subject to any such security, would be required to be registered under the relevant land registry laws (provided that such real property shall only be excluded for so long as it remains unregistered), and (ii) any leasehold real property that has twenty-five (25) years or less to run on the lease or has a rack rent payable.

(b)	There will be no obligation to investigate title, provide surveys or carry out any other insurance or environmental due diligence.

13.	Shares

(a)	Security over shares will be limited to shares in the Borrower and Collateral Subsidiaries.

(b)

Until a Declared Default has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)

Where customary and applicable as a matter of law, following a request by the Collateral Agent, on, or as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent) of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Collateral Agent upon its request.

(d)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by its immediate holding company.

14.	Voluntary Credit Support

(a)

If, in accordance with this Exhibit M, a person is not required to grant any guarantee or to grant security over an asset, the Borrower may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (“Voluntary Credit Support”).

(b)

Each Secured Party (as defined in the Intercreditor Agreement) shall be required to accept such Voluntary Credit Support and shall enter into any document requested by the Borrower to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Borrower shall, in its sole discretion, elect.

15.	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document (as defined in the Intercreditor Agreement), the Secured Parties authorise, instruct and direct the Collateral Agent to, and the Collateral Agent shall promptly (at the option and upon request of the Borrower) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

16.	Release of Security

(a)

Unless required by local law or customary in the relevant jurisdiction, the circumstances in which the security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

(b)

The Collateral Agent (or any other applicable Person authorised pursuant to the Intercreditor Agreement), as the case may be, shall promptly release any Transaction Security (as defined in the Intercreditor Agreement) which is or has become subject to any legal or regulatory prohibition.